EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

AND

PLAN OF REORGANIZATION

DATED AS OF

NOVEMBER 14, 2012

AMONG

ARMADA OIL, INC.,

MESA ENERGY HOLDINGS, INC.

AND

MESA ENERGY, INC.

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 14, 2012 (this “Agreement”), among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), Mesa Energy Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Mesa”) and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada and a direct wholly-owned subsidiary of Mesa (“Mesa Sub”). Each of Armada, Mesa and Mesa Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Armada is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America;

WHEREAS, Mesa is an exploration and production company in the oil and gas industry with a focus on growing reserves primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities;

WHEREAS, Mesa conducts all of its operations through Mesa Sub and currently owns producing oil and natural gas properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Major and Garfield Counties, OK and Wyoming County, NY;

WHEREAS, Mesa’s one hundred percent (100%) ownership interest of Mesa Sub constitutes substantially all of its assets;

WHEREAS, Armada desires to acquire substantially all of Mesa’s assets for the Acquisition Consideration, as defined herein, pursuant to Delaware General Corporation Law (the “DGCL”) §271 (the “Acquisition”) on the terms and conditions set forth herein;

WHERAS, Mesa desires to sell to Armada substantially all of Mesa’s assets for the Acquisition Consideration pursuant to DGCL §271 on the terms and conditions set forth herein;

WHEREAS, Armada, Mesa and Mesa Sub intend for the Acquisition, followed by the Dissolution, as defined herein, of Mesa (collectively, the “Reorganization”) to constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, (i) the board of directors (the “Board of Directors”) of Mesa has approved and recommended approval of this Agreement and the transactions contemplated hereby, including but not limited to, the Reorganization by its stockholders; (ii) the Board of Directors of Armada has approved this Agreement and the transactions contemplated hereby, including but not limited to, the Acquisition; and (iii) Mesa, in its capacity as sole stockholder of Mesa Sub, has agreed to approve this Agreement and the transactions contemplated hereby, including but not limited to, the Reorganization by unanimous written consent immediately after execution of this Agreement in accordance with the requirements of the Nevada Revised Statutes (the “NRS”) as provided for herein; and

EXECUTION COPY

WHEREAS, as a condition and inducement to Armada’s willingness to enter into this Agreement, Randy M. Griffin, Mesa’s Chairman of the Board and Chief Executive Officer, Ray L. Unruh, its President, Secretary, and Director, Rachel L. Dillard, its Chief Financial Officer, David L. Freeman, its Executive Vice President - Oil and Gas Operations, James J. Cerna, Jr., its Director, Kenneth T. Hern, its Director, and Fred B. Zaziski, its Director each has entered into a Voting Agreement with Mesa simultaneous herewith (collectively, the “Voting Agreements”), which have been approved by Mesa’s Board of Directors.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.1 The Acquisition. On the terms and subject to the conditions contained in this Agreement, at the Closing, Mesa shall sell, assign, transfer and convey to Armada, and Armada shall purchase, acquire and accept from Mesa, all of the issued and outstanding stock of Mesa Sub owned by Mesa (collectively, the “Purchased Assets”) for the Acquisition Consideration, as defined below.

SECTION 1.2 The Acquisition Consideration.

(a) The consideration for the Purchased Assets will consist of the following (collectively, the “Acquisition Consideration”):

(i) 0.40 shares (subject to rounding as provided in Section 1.2(b)) of validly issued, fully paid and non-assessable shares of Armada Common Stock (the “Stock Consideration”) for each share of the common stock, par value $0.0001 per share, of Mesa (the “Mesa Common Stock”) issued and outstanding as of the Closing Date (the “Consideration Ratio”), which Mesa shall distribute pro rata to each holder of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date, in accordance with Section 2.1;

(ii) Armada shall issue, in satisfaction of Mesa’s obligations under the Mesa Stock Options, Mesa Restricted Stock Grants and Mesa Warrants, all as defined and described below, substantially comparable options, restricted shares and warrants (the “Derivative Consideration), with such share and price adjustments as more fully described below in Section 2.2 hereof; and

(iii) Armada shall assume and agree to pay, perform and discharge all of Mesa’s liabilities arising on or before the Closing Date, as defined below, or as specifically permitted under the terms of this Agreement.

(b)          Notwithstanding any other provision in this Agreement, no fractional shares of Armada Common Stock and no certificates or other evidence of ownership thereof will be issued in connection with the Acquisition or the Reorganization, and no holder of Mesa Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Armada with respect to any fractional share of Armada Common Stock that would have otherwise been deliverable to such holder of Mesa Common Stock in connection with the Reorganization. To the extent that any shareholder of Mesa would otherwise be entitled to receive a fractional share of Armada Common Stock in connection with the Reorganization, in lieu of any fractional shares of Armada Common Stock that would have otherwise been issued, the Stock Consideration will be increased by a number of shares of Armada Common Stock equal to the number of Mesa shareholders entitled to receive an additional share of Armada Common Stock based upon the rounding up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided, that each such holder of Mesa Common Stock shall receive at least one share of Armada Common Stock.

(c)           Notwithstanding any other provision in this Agreement, any liability of Mesa not constituting the Assumed Liabilities will be a retained liability of Mesa, and shall remain the sole responsibility of Mesa and shall be retained, paid, performed and discharged by Mesa.

SECTION 1.3 The Dissolution. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Mesa Stockholder Consent, as defined herein, within two (2) Business Days after the Closing Date, Mesa shall file a certificate of dissolution (the “Mesa Certificate of Dissolution”) with the Secretary of State of Delaware to dissolve Mesa (the “Dissolution”) and to effect the distribution of the Stock Consideration and the Derivative Consideration in accordance with Sections 2.1 and 2.2 in furtherance of the Reorganization.

SECTION 1.4 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Acquisition and the transactions contemplated by this Agreement (the “Closing”) will take place as soon as possible, but in any event no later than the fifth (5th) Business Day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VII (other than those conditions which by their nature are intended to be satisfied at the Closing, but subject to the satisfaction or waiver (subject to Applicable Law) of those conditions at the Closing) unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Sierchio & Company, LLP, 430 Park Avenue, Suite 702, New York, New York 10022, unless another place is agreed to in writing by the Parties.

SECTION 1.5 Further Assurances. At and after the Closing Date, the officers of Mesa shall be authorized to execute and deliver, in the name and on behalf of Mesa, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Mesa or Mesa Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Armada any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Armada as a result of, or in connection with, the Acquisition.

SECTION 1.6 Certain Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding Mesa Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, readjustment or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Stock Consideration shall be appropriately adjusted to provide to the holders of Mesa Common Stock, Mesa Warrants, Mesa Stock Options and Mesa Restricted Stock Grants the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.6 shall be construed to permit Mesa to take any action with respect to its securities that is prohibited by this Agreement.

SECTION 1.7 Right to Revise Structure. At Armada’s election, the Acquisition may alternatively be structured so that Mesa or Mesa Sub is merged with and into Armada or a Subsidiary of Armada; provided, that no such change shall (a) alter or change the amount or kind of the Stock Consideration or alter or change adversely the treatment of the holders of Mesa Stock Options, Mesa Restricted Stock Grants or Mesa Warrants, or (b) conflict with Section 6.10. In the event Armada makes such an election, Mesa and Mesa Sub shall cooperate with Armada and shall execute an appropriate amendment to this Agreement to effect such election.

ARTICLE II

DISTRIBUTION OF CERTIFICATES

SECTION 2.1 Distribution Procedures. Each holder of record of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date shall be entitled to receive as a distribution from Mesa 0.40 shares (subject to rounding as provided in Section 1.2(b)) of the Stock Consideration for each share of Mesa Common Stock held by such person as of such time. As promptly as practicable, but in any event within ten (10) Business Days after the Closing Date, Mesa shall, or shall cause such bank or trust company Mesa appoints (which shall be reasonably acceptable to Armada) for the purpose of distributing certificates of Armada Common Stock representing the Stock Consideration (the “Liquidation Agent”) to, send to each holder of record of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date certificates of Armada Common Stock representing the Stock Consideration to which each holder is entitled. Notwithstanding the foregoing, the shares of Armada Common Stock constituting Stock Consideration to be distributed, at Armada’s option, may be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Mesa Common Stock or is otherwise required under Applicable Law. If shares of Armada Common Stock are distributed in uncertificated book-entry form, Mesa or Liquidation Agent shall, or shall cause the transfer agent for Armada’s Common Stock to, transmit to each holder of Mesa Common Stock who is entitled to receive the Stock Consideration a confirmation that the Armada Common Stock to be issued to such holder has been registered in such person’s name on Armada’s stock ledger. No interest will be paid or will accrue on the Stock Consideration. In the event of a transfer of ownership of shares of Mesa Common Stock which is not registered in the transfer records of Mesa (such shares, the “Unregistered Transferred Shares”), the aggregate Stock Consideration that the holder of record of such Unregistered Transferred Shares has the right to receive with respect thereto pursuant to this Section 2.1 may be issued and paid to the transferee of such Unregistered Transferred Shares if (A) a certificate representing such Unregistered Transferred Shares is presented to Mesa or Liquidation Agent accompanied by all documents required to evidence and effect such transfer and (B) the Person requesting such payment of Stock Consideration shall (1) pay to Mesa or Liquidation Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Unregistered Transferred Shares or (2) establish to the reasonable satisfaction of Mesa or Liquidation Agent that such stock transfer taxes have been paid or are not applicable.

SECTION 2.2 Mesa Stock Options; Restricted Stock Grants; Warrants.

(a) Mesa Stock Options. Subject to the terms hereof and, to the extent required by the terms of the Mesa Stock Options, the consent thereto of the holders of the Mesa Stock Options, Armada shall assume all outstanding Mesa Stock Options, vested and unvested, disclosed in Schedule 2.2(a) of the Mesa Disclosure Letter in connection with the transactions contemplated hereby. Not later than ten (10) days prior to the scheduled or anticipated Closing Date, Mesa shall send a notice to all holders of Mesa Stock Options, which notice shall notify such holders that Armada will be assuming all Mesa Stock Options following the Closing Date, or substituting new options therefor, pursuant to Armada’s Option Plan (a “Converted Option”). All holders of Mesa Stock Options shall be, subject to Section 2.6, entitled to receive a number of stock options pursuant to Armada’s Option Plan allowing the holder to purchase a number of shares of Armada Common Stock equal to the product of (i) 0.40 multiplied by (ii) the number of Mesa Stock Options currently held by such holder immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number) with the exercise price per share of the new option equal to the quotient of (y) the exercise price of the Mesa Stock Option divided by (z) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent). Such new stock option, to the extent permitted by applicable law and Armada’s Option Plan, shall have the same vesting schedule and other terms and conditions as such holder’s Mesa Stock Option.

(b) Mesa Restricted Stock Grants. Subject to the terms hereof and, to the extent required by the terms of the Mesa Restricted Stock Grants, the consent thereto of the holders of Mesa Restricted Stock Grants, Armada shall assume all outstanding Mesa Restricted Stock Grants disclosed in Schedule 2.2(b) of the Mesa Disclosure Letter in connection with the transactions contemplated hereby. Not later than ten (10) days prior to the scheduled or anticipated Closing Date, Mesa shall send a notice to all holders of Mesa Restricted Stock Grants, which notice shall notify such holders that Armada will be assuming all Mesa Restricted Stock Grants following the Closing Date, or substituting new restricted share agreements therefor, pursuant to Armada’s Option Plan (a “Converted Restricted Stock Grant”). All holders of Mesa Restricted Stock Grants shall be, subject to Section 2.6, entitled to receive a number of restricted stock awards to purchase a number of shares of Armada Common Stock equal to the product of (i) 0.40 multiplied by (ii) the number of Mesa Restricted Stock Grants held by such holder immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number). Such new restricted grant, to the extent permitted by applicable law and Armada’s Option Plan, shall have the same vesting schedule and other terms and conditions as such holder’s Mesa Restricted Stock Grants.

(c) Mesa Warrants. Subject to the terms hereof and, to the extent required by the terms of the Mesa Warrants, the consent thereto of the holders of Mesa Warrants, Armada shall assume all outstanding Mesa Warrants. At Closing, each Mesa Warrant which is outstanding immediately prior to the Closing Date shall, in accordance with its terms, cease to represent a right to acquire shares of Mesa Common Stock and shall be converted, at the Closing Date, into a right to acquire shares of Armada Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Closing Date under the terms of the Mesa Warrant or other related agreement or award pursuant to which such Mesa Warrant was granted; provided, that (i) the number of shares of Armada Common Stock subject to each such Converted Warrant shall be equal to the product of (A) 0.40 multiplied by (B) the number of shares of Mesa Common Stock subject to each such Mesa Warrant immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number, unless such Mesa Warrant provides for different treatment of fractions of a share in such circumstances), with any fractional shares rounded down to the next lower whole number of shares, and (ii) such Converted Warrant shall have an exercise price per share of Armada Common Stock equal to the quotient of (A) the exercise price per share of Mesa Common Stock subject to such Converted Warrant immediately prior to the Closing Date divided by (B) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent, unless such Mesa Warrant provides for different treatment of fractions of a cent in such circumstances), with any fractional cents rounded up to the next higher number of whole cents. Not later than ten (10) days prior to the scheduled or anticipated Closing Date (or within any other timeframe required by the terms of a Mesa Warrant), Mesa shall send a notice to all holders of Mesa Warrants of the foregoing.

(d) Prior to Closing, Mesa shall take any actions necessary to effect the transactions anticipated by Section 2.2(a) and (b) under the Mesa Stock Plans and any option agreement thereunder and any other plan or arrangement of Mesa (whether written or oral, formal or informal). Prior to the Closing Date, Armada shall take any actions necessary to effect the transactions anticipated by Section 2.2(a) and (b) under the Armada Stock Plans. As soon as practicable following the date hereof, Mesa shall deliver or cause to be delivered to each holder of a Mesa Stock Option and/or Mesa Restricted Stock Grant and/or Mesa Warrants any certifications, notices or other communications required by the terms of such Mesa Stock Option and/or Mesa Restricted Stock Grant and/or Mesa Warrant or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(e) Armada shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Armada Common Stock for delivery upon exercise of all Converted Options, Converted Restricted Stock Grants and Converted Warrants.

(f) Mesa shall take all steps to ensure that, at the Closing Date, neither it nor any of its Subsidiaries is or will be bound by any Mesa Stock Options, other options, warrants, rights, agreements or awards which would entitle any Person, other than Armada or its Subsidiaries, to own any capital stock of Mesa or any of its Subsidiaries or to Armada any payment, right or interest in respect thereof. As soon as practicable after the Closing Date, Armada shall take appropriate actions to collect Mesa Options and Mesa Restricted Stock Grants and the agreements evidencing the same, which shall be deemed to be canceled and shall entitle the holder to exchange the Mesa Options and Mesa Restricted Stock Grants for Converted Options and Converted Restricted Stock Grants as provided above.

SECTION 2.3 No Further Ownership Rights in Mesa Common Stock. All Stock Consideration paid upon distribution of shares of Armada Common Stock in accordance with the terms of Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Mesa Common Stock. Upon completion of the Dissolution, all shares of Mesa Common Stock shall be void and no holder of shares of Mesa Common Stock shall have any further rights or obligations with regard to Mesa.

SECTION 2.4 No Liability. None of Armada, Mesa, Mesa Sub or the Liquidation Agent shall be liable to any Person in respect of any Stock Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, or delivered pursuant to the judgment, order or decree of any court or tribunal.

SECTION 2.5 Withholding Rights. Each of the Liquidation Agent, Armada and Mesa Sub shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any portion thereof as is reasonably necessary to ensure all withholding obligations under Applicable Law are met. To the extent that such consideration is so withheld, it shall be treated for all purposes under this Agreement as having been paid or delivered to the Person to whom such consideration would otherwise have been paid or delivered.

SECTION 2.6 Stock Transfer Books. The stock transfer books of Mesa shall be closed immediately upon the Closing and there shall be no further registration of transfers of shares of Mesa Common Stock thereafter on the records of Mesa.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MESA

Except as disclosed in (i) Mesa’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2011 (the “Form 10-K”) and any Mesa SEC Reports filed subsequent to the filing of the Form 10-K and prior to the date hereof (excluding any risk factor disclosure and any disclosure included in any “forward-looking statements” disclaimer or other statements included in the Form 10-K and such Mesa SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article III is reasonably apparent on its face or (ii) the disclosure letter delivered by Mesa to Armada on the date hereof (the “Mesa Disclosure Letter”), provided, that any disclosure in any schedule of the Mesa Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article III and (B) other representations and warranties in this Article III to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), Mesa represents and warrants to Armada as set forth in this Article III.

SECTION 3.1 Organization, Standing and Power; Subsidiaries.

(a) Except as disclosed in Schedule 3.1(a) of the Mesa Disclosure Letter, Mesa and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Mesa and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. The copies of the certificate of incorporation and bylaws of Mesa and of its Subsidiaries that were previously furnished or made available to Armada are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither Mesa nor any of its Subsidiaries is in violation of any of their respective organizational documents.

(b) All the outstanding shares of capital stock of, or other equity interests in, each of Mesa’s Subsidiaries, including, but not limited to Mesa Sub, have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by Mesa, free and clear of all Liens, other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Schedule 3.1(b) of the Mesa Disclosure Letter lists all of the Subsidiaries of Mesa and, for each such Subsidiary, the jurisdiction of its incorporation or organization and its directors and officers as of the date of this Agreement. Neither Mesa nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. Mesa does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Armada under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 3.2 Capital Structure.

(a) The authorized capital stock of Mesa consists of (x) 300,000,000 shares of Mesa Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Mesa Preferred Stock”). As of the date of this Agreement, there were outstanding (i) 84,330,477 shares of Mesa Common Stock; (ii) no shares of Mesa Preferred Stock; (iii) Mesa Stock Options to purchase an aggregate of 2,827,000 shares of Mesa Common Stock (of which options to purchase an aggregate of 2,138,000 shares of Mesa Common Stock were exercisable); (iv) warrants to purchase an aggregate of 500,000 shares of Mesa Common Stock (the “Mesa Warrants”); and (v) 870,000 awarded but unvested Mesa Restricted Stock Grants. Additionally, as of the date of this Agreement, there were no shares of Mesa Common Stock held by Mesa as Treasury Shares. All outstanding shares of capital stock or other equity securities of Mesa and its Subsidiaries have been, and all shares of capital stock of Mesa that may be issued pursuant to the Mesa Warrants or any Mesa Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of Mesa or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. No Subsidiary of Mesa owns any shares of capital stock of Mesa. Schedule 3.2(a) of the Mesa Disclosure Letter contains a complete and correct list as of the date hereof, of (w) each outstanding Mesa Stock Option, including with respect to each such option the holder, date of grant, exercise price and number of shares of Mesa Common Stock subject thereto, (x) all outstanding Mesa Restricted Stock Grants, including with respect to each such share and unit the holder and date of grant, (y) all Mesa Warrants, including with respect to each such Mesa Warrant the holder, date, exercise price and number of shares of Mesa Common Stock subject thereto and (z) all notes for debt issued by Mesa including the holder, maturity date, conversion price, principal amount and interest rate.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Mesa or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Mesa or any of its Subsidiaries may vote. Except for: (x) 500,000 shares reserved for issuance upon exercise of the Mesa Warrants, and (y) 5,000,000 shares of Mesa Common Stock reserved for issuance under the Mesa Stock Plans there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries, (iii) warrants, calls, options or other rights to acquire from Mesa or any of its Subsidiaries, or other obligations of Mesa or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interest in, Mesa or any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Mesa Securities”). There are no outstanding obligations of Mesa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Mesa Securities or any shares of capital stock or other equity interest of any Subsidiary of Mesa. Except for the Voting Agreements, neither Mesa nor any of its Subsidiaries is a party to or bound by any agreement with respect to the voting or registration of any Mesa Securities or any shares of capital stock or other equity interest of any Subsidiary of Mesa. To the Knowledge of Mesa, as of the date of this Agreement, other than as set forth in Schedule 3.2(a) of the Mesa Disclosure Letter, no Person or group beneficially owns five percent (5%) or more of Mesa’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) Except as disclosed in Schedule 3.1(c) of the Mesa Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Mesa or any of its Subsidiaries other than those imposed by any Applicable Law.

(d) (i) Each grant of Mesa Stock Options was made in accordance with the terms of the applicable Mesa Stock Plan and any Applicable Laws; (ii) each grant of Mesa Stock Options has a grant date identical to the date on which such Mesa Stock Option was actually granted; (iii) each grant of Mesa Stock Options was duly authorized no later than the date on which the grant of such Mesa Stock Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by Mesa’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; and (iv) the per share exercise price of each Mesa Stock Option was determined in accordance with the applicable Mesa Stock Plan and, to the extent required pursuant to the terms of the applicable Mesa Stock Plan, was equal to the fair market value of a share of Mesa Common Stock (determined in accordance with the applicable Mesa Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 3.3 Authority; No Conflicts.

(a) Mesa has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the Mesa Stockholder Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mesa, subject to the approval of this Agreement by the Mesa Stockholder Consent, and no other corporate or stockholder action on the part of Mesa is necessary or required. This Agreement has been duly executed and delivered by Mesa and, assuming that this Agreement constitutes a valid and binding agreement of Armada and constitutes a valid and binding agreement of Mesa, enforceable against Mesa in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Mesa as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Mesa or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of Mesa or any of its Subsidiaries, (iii) subject to receipt of the Mesa Necessary Consents, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Mesa or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) subject to receipt of the Mesa Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa; provided, that, for purposes of this Section 3.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of Mesa or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to Mesa or any Subsidiary of Mesa in connection with the execution and delivery of this Agreement by Mesa or the consummation of the Acquisition and the other transactions contemplated hereby, except for those required under or in relation to (i) state securities or “blue sky” laws (the “Blue Sky Laws”); (ii) the Exchange Act; (iii) the Securities Act; (iv) the Mesa Certificate of Dissolution; or (v) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; and the consents of Third Parties set forth on Schedule 3.3(c) of the Mesa Disclosure Letter. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are hereinafter referred to as “Mesa Necessary Consents.”

SECTION 3.4 Reports and Financial Statements.

(a) Except as disclosed in Schedule 3. 4(a) of the Mesa Disclosure Letter, Mesa has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Mesa since January 1, 2011 (collectively, together with documents filed with the SEC during such period by Mesa on a voluntary basis in a Current Report on Form 8-K, but excluding the Proxy Statement and any exhibits and schedules thereto and other information incorporated therein, the “Mesa SEC Reports”). No Subsidiary of Mesa is required to file any form, report, registration statement, prospectus or other document with the SEC.

(b) As of its filing date (and as of the date of any amendment to the respective Mesa SEC Report), each Mesa SEC Report complied, and each Mesa SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Mesa SEC Report filed pursuant to the Exchange Act did not, and each Mesa SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Mesa SEC Report that is a registration statement, as amended or supplemented, if applicable, filed Mesa to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.

(e) Mesa has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) Mesa maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except to the extent otherwise stated in Mesa’s most recent Form 10-K or Form 10-Q filed with the SEC, such disclosure controls and procedures are designed to ensure that information required to be disclosed by Mesa is recorded and reported on a timely basis to the individuals responsible for the preparation of Mesa’s filings with the SEC and other public disclosure documents.

(g) Mesa and its Subsidiaries have established and maintained a system of internal control over financial reporting (as required by in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are effective in providing reasonable assurance regarding the reliability of Mesa’s consolidated financial reporting and the preparation of Mesa’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). Mesa has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Mesa’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Mesa’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mesa’s internal controls and (iii) any pending and, to the Knowledge of Mesa, threatened claim or allegation regarding any of the foregoing. Mesa has made available to Armada prior to the date of this Agreement any such disclosure made by management to Mesa’s auditors and audit committee since January 1, 2011.

(h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Mesa or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Mesa. Mesa has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Each principal executive officer and principal financial officer of Mesa (or each former principal executive officer and principal financial officer of Mesa, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Schedule 3.4(j) of the Mesa Disclosure Letter describes, and Mesa has delivered to Armada copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by Mesa or its Subsidiaries since January 1, 2011.

(k) Other than as disclosed in the Mesa SEC Reports, since January 1, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Mesa or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(l) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Mesa included or incorporated by reference in the Mesa SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Mesa and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(m) There are no liabilities of Mesa or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in Mesa’s consolidated financial statements filed with Mesa’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012, (ii) future executory liabilities arising under any Mesa Contract (other than as a result of a breach thereof) and (iii) accounts payable to trade creditors and accrued expenses subsequently incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

(n) Since January 1, 2011, Mesa has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are, or may be, the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Mesa SEC Reports.

(o) To the Knowledge of Mesa, since January 1, 2011, (i) it has not received any substantive complaint, allegation, assertion or claim that Mesa or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing Mesa or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Mesa or any of its officers, directors, employees or agents to Mesa’s Board of Directors or any committee thereof or to any director or executive officer of Mesa.

(p) To the Knowledge of Mesa, since January 1, 2011, no employee of Mesa or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act (Protection for Employees of Publicly Traded Companies who Provide Evidence of Fraud) by Mesa or any of its Subsidiaries. Neither Mesa nor any of its Subsidiaries nor, to the Knowledge of Mesa, any director, officer, employee, contractor, subcontractor or agent of Mesa or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Mesa or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

SECTION 3.5 Information Supplied. None of the information supplied or to be supplied by Mesa or any of its affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) for inclusion or incorporation by reference in the registration statement of Armada on Form S-4, or on any similar successor form thereto, or any amendment or supplement thereto pursuant to which shares of Armada Common Stock issuable as part of the Acquisition Consideration, upon exercise of all Converted Options, Converted Restricted Stock Grants and Converted Warrants or otherwise in connection with the Acquisition will be registered with the SEC (the “Registration Statement”) will at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, (with respect to any prospectus included as part of such registration statement, in light of the circumstances under which they were made), not misleading. The proxy statement of Mesa to be filed as part of the Registration Statement with the SEC in connection with the Acquisition and to be sent to the stockholders of Mesa in connection with the Acquisition, and any amendments or supplements thereto (collectively, the “Proxy Statement”) will not, on the date it is first mailed to the stockholders of Mesa, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Mesa with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Armada or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

SECTION 3.6 Board Approval; Mesa Stockholder Consent. Mesa’s Board of Directors, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has by unanimous vote of the directors (including the disinterested directors) (i) declared that this Agreement, the Acquisition, the Voting Agreements and the other transactions contemplated hereby are advisable, fair to and in the best interests of Mesa and the stockholders of Mesa, (ii) adopted this Agreement and approved the Acquisition, the Voting Agreements and the transactions contemplated hereby and thereby; (iii) directed that the approval of this Agreement and the Acquisition be submitted for the written consent of stockholders owning a majority of Mesa’s issued and outstanding common stock (the “Mesa Stockholder Consent”); and (iv) recommended that the stockholders of Mesa approve this Agreement and the Acquisition (the “Mesa Recommendation”). Within ten (10) days after the date of this Agreement, or at such later date as required by the DGCL or other applicable law, Mesa’s Board of Directors shall file a preliminary Proxy Statement pursuant to which Mesa’s Board of Directors shall solicit the written approval of this Agreement and the transactions contemplated hereby pursuant to the Mesa Stockholder Consent.

SECTION 3.7 Vote Required; No Dissenters’ Rights.

(a) Mesa Stockholders’ Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Mesa Common Stock entitled to vote on approval of this Agreement, the Reorganization and the Dissolution is the only vote of the holders of any class or series of Mesa’s capital stock necessary to consummate the transactions contemplated hereby, and may be done based upon approval pursuant to the Mesa Stockholder Consent. Every stockholder of record of Mesa is entitled to one (1) vote for each share of Mesa Common Stock standing in its name on the records of Mesa.

(b) Mesa Sub Stockholder’s Vote Required. The affirmative vote of Mesa, the sole holder of Mesa Sub’s common stock, is the only vote of the holders of any class or series of Mesa Sub’s capital stock necessary to consummate the transactions contemplated hereby, and may be done based upon written consent pursuant to the NRS.

(c) No Dissenters’ Rights of Mesa Stockholders. Holders of Mesa Common Stock who do not sign the Mesa Stockholder Consent (the “Dissenting Stockholders”) are not entitled to appraisals pursuant to the DGCL, and neither Mesa nor Armada undertake any obligation to repurchase any shares owned by any Dissenting Stockholders.

(d) Dissenters’ Rights of Mesa Sub Stockholder. Holders of Mesa Sub Common Stock who do not consent to this Agreement and the Reorganization have the right to obtain payment for their shares of Mesa Sub Common Stock pursuant to the NRS. Mesa, as the sole stockholder of Mesa Sub’s common stock, has agreed to consent to the approval of this Agreement and the Reorganization and will not have the right to obtain payment for its shares of Mesa Sub Common Stock pursuant to the NRS.

SECTION 3.8 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Mesa, its Subsidiaries or any of their respective officers, directors or employees, except for C.K. Cooper & Company (the “Transaction Financial Advisor”), whose fees and expenses will be paid by both Mesa and Armada in accordance with the agreement entered into by Armada, Mesa and the Transaction Financial Advisor. The amounts of any fees payable to the Transaction Financial Advisor in connection with this Agreement or the transactions contemplated hereby have been disclosed to Mesa and Armada.

SECTION 3.9 Litigation; Compliance with Laws; Permits.

(a) There is (i) no Action pending, or, to the Knowledge of Mesa, threatened, against or affecting (A) Mesa or any of its Subsidiaries, (B) any of their respective properties, assets or rights, (C) any of their respective present or former officers, directors or employees in their respective capacities as such or (D) any other Person for whom Mesa or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby and (ii) no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against, or, to the Knowledge of Mesa, investigation by any Governmental Entity involving, (A) Mesa or any of its Subsidiaries, (B) any of their respective present or former officers, directors or employees in their respective capacities as such or (C) any other Person for whom Mesa or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby. To the Knowledge of Mesa, there is no valid basis for any such Action or investigation. It is agreed that for the purpose of this Section 3.9(a), effects resulting from or arising in connection with the matters set forth in clause (B) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on Mesa has occurred or would reasonably be expected to occur.

(b) Mesa and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with, and, to the Knowledge of Mesa, is not under investigation with respect to and, to the Knowledge of Mesa, has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

(c) Mesa and its Subsidiaries hold all licenses, authorizations, permits, certificates, consents, approvals, variances, exemptions and orders from Governmental Entities that are necessary for (i) the lawful operation of their respective businesses as presently conducted and (ii) the lawful ownership, use, occupancy and operation of their respective assets and properties (the “Mesa Permits”), except to the extent that failure to hold any such Mesa Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. Mesa and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with the terms of the Mesa Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. All Mesa Permits (x) are valid and have not lapsed, been cancelled, terminated or withdrawn and (y) can be renewed or transferred in the ordinary course of business by Mesa or its Subsidiaries. Any application for the renewal of any Mesa Permit which is due prior to the Closing Date will be timely made or filed by Mesa or its Subsidiary prior to the Closing Date. No Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any Mesa Permit is pending or, to the Knowledge of Mesa, threatened, and to the Knowledge of Mesa there is no valid basis for such Action, including the transactions contemplated hereby.

SECTION 3.10 Absence of Certain Changes or Events. Since January 1, 2012, the business of Mesa and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa and (b) neither Mesa nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken during the Post-Signing Period without Armada ’s consent, would constitute a breach of Section 5.1.

SECTION 3.11 Opinion of Mesa Fairness Opinion Advisor. Mesa’s Board of Directors has received the opinion of Moyes & Company (the “Mesa Fairness Provider”), dated the date of this Agreement, to the effect that, in the opinion of the Mesa Fairness Opinion Provider, as of such date, the Acquisition Consideration is fair, from a financial point of view, to the holders of Mesa Common Stock (such opinion, the “Mesa Fairness Advisor Opinion”), and a complete copy of the Mesa Fairness Advisor Opinion will promptly be made available to Armada after receipt by Mesa.

SECTION 3.12 Taxes.

(a) Tax Returns. Mesa and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed by, or with respect to, Mesa or any of its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected, and will accurately reflect, all material liabilities for Taxes of Mesa and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of Mesa and its Subsidiaries have been timely paid in full. All material Taxes not yet due and payable have been (or will be on or prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP on Mesa’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012.

(c) Other Tax Matters.

(i) Neither Mesa nor any of its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has Mesa or any of its Subsidiaries received any notices from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of Mesa or any of its Subsidiaries.

(ii) Neither Mesa nor any of its Subsidiaries (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Mesa or any of its Subsidiaries or (B) is presently contesting the Tax liability of Mesa or any of its Subsidiaries before any Governmental Entity.

(iii) Neither Mesa nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Mesa and/or its Subsidiaries are the only members).

(iv) Taxes that Mesa or any of its Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely remitted to the proper authorities to the extent due and payable; and Mesa and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(v) No claim has ever been made by any Taxing Authority in a jurisdiction where Mesa or its Subsidiaries does not file Tax Returns that Mesa or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Mesa or any predecessor or Affiliate thereof and any other party under which Mesa or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(vii) Mesa and each of its Subsidiaries has delivered or made available to Armada copies of each of the Tax Returns for income Taxes filed on behalf of Mesa and its Subsidiaries since January 1, 2011.

(viii) Neither Mesa nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of Mesa or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(ix) During the five-year period ending on the date of this Agreement, neither Mesa nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(x) Neither Mesa nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xi) Neither Mesa nor any of its Subsidiaries has a permanent establishment in any foreign country.

(xii) Neither Mesa nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(xiii) Neither Mesa nor any Mesa Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than Mesa and Mesa Subsidiaries (including without limitation any affiliated group of corporations or other entities that included Mesa or any Mesa Subsidiary during a prior period).

(xiv) Neither Mesa nor any Mesa Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Mesa or any Mesa Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Mesa and Mesa Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(xv) None of the assets of Mesa or any Mesa Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(xvi) Except as disclosed in Schedule 3.12(c)(xvi) of the Mesa Disclosure Letter, no state or federal “net operating loss” of Mesa or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

SECTION 3.13 Affiliate Transactions.

(a) Other than as disclosed in Schedule 3.13(a) of the Mesa Disclosure Letter, there are no Contracts or other transactions between Mesa or any of its Subsidiaries, on the one hand, and any: (i) officer or director of Mesa or any of its Subsidiaries; (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Mesa; (iii) Affiliate of any such officer, director or record or beneficial owner; or (iv) any other Affiliate of Mesa, on the other hand.

(b) Schedule 3.13(b) of the Mesa Disclosure Letter lists all loans by Mesa or any of its Subsidiaries to any Person specified in clauses (i), (ii), (iii) and (iv) of Section 3.13(a) outstanding as of the date hereof, including the date, amount and material terms of such loan and the date of any amendment to the terms of such loan.

SECTION 3.14 Environmental Matters. (i) Other than as disclosed in Schedule 3.14 of the Mesa Disclosure Letter, no material notice, notification, demand, request for information, citation, summons or order has been received, and, to the Knowledge of Mesa, no complaint has been filed, no penalty has been assessed, and no Action or review (or any basis therefor) is pending or, to the Knowledge of Mesa, is threatened by any Governmental Entity or other Person relating to Mesa or any Subsidiary and relating to or arising out of any Environmental Law; (ii) to the Knowledge of Mesa, there are no material liabilities or obligations of Mesa or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; ( (iii) to the Knowledge of Mesa, no material expenditure will be required in order for Armada to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of Mesa Sub or any facility or property now owned or operated by Mesa in a manner consistent with the current operation thereof by Mesa; and (iv) to the Knowledge of Mesa, there are no conditions with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered, which could result in any material damage, loss, cost, expense or claim with respect to the Oil and Gas Interests. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Mesa has Knowledge that identifies a material issue or issues in relation to the current or prior business of Mesa or any of its Subsidiaries or any property or facility now or previously owned or leased by Mesa or any of its Subsidiaries that has not been delivered to Armada prior to the date of this Agreement. For purposes of this Section 3.14, the terms “Mesa” and “Subsidiaries” shall include any entity that is or was a predecessor of Mesa or any of its Subsidiaries.

SECTION 3.15 Intellectual Property. Schedule 3.15 of the Mesa Disclosure Letter contains a true and complete list of all Intellectual Property owned by Mesa or any of its Subsidiaries or licensed to Mesa or any of its Subsidiaries for use in their respective businesses which is registered or for which an application for registration has been filed (the “Mesa Registered Intellectual Property”). The Mesa Registered Intellectual Property owned by Mesa or any of its Subsidiaries has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property held for use in, used in or necessary for the conduct of its business as currently conducted. Neither Mesa nor any of its Subsidiaries has received any notice or other communication, or otherwise has any Knowledge of any pending Action or other information that alleges or indicates that (a) the Mesa Registered Intellectual Property is or may be invalid or unenforceable; (b) Mesa or its Subsidiaries does not own all right, title, and interest in and to, the Mesa Registered Intellectual Property owned by Mesa and its Subsidiaries; (c) Mesa or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of Mesa, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to Mesa or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, terminate or extinguish any Intellectual Property right of Mesa or any of its Subsidiaries or impair the right of Armada to develop, use, sell, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of Mesa or any of its Subsidiaries. Mesa and its Subsidiaries have taken all necessary and otherwise reasonable steps to maintain it rights in Intellectual Property and the confidentiality of all Trade Secrets owned, used or held for use by Mesa or any of its Subsidiaries. Neither Mesa nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by Mesa or any of its Subsidiaries to any Third Party and no Third Party has granted any licenses or other rights, of any kind or nature, to Mesa or any of its Subsidiaries for any Third Party Intellectual Property, other than in-bound licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses.

SECTION 3.16 Certain Agreements.

(a) Schedule 3.16(a) of the Mesa Disclosure Letter lists each of the following Contracts to which Mesa or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Mesa Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to Mesa or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate;

(iii) any O&G Lease;

(iv) any Contract or series of related Contracts involving payments by or to Mesa or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate that requires consent of or notice to a Third Party in the event of or with respect to the Acquisition, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;

(v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $200,000 (other than ordinary course trade payables and receivables);

(vi) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or Derivative arrangements;

(vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(viii) any collective bargaining agreements;

(ix) any joint venture, profit sharing, partnership agreements or other similar agreements;

(x) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) other than Contracts of the type referred to in Section 3.16(a)(ii) that are not required to be disclosed in accordance with Section 3.16(a)(ii);

(xi) any Contract with a Governmental Entity;

(xii) any employment, severance, change in control, restricted stock, termination, personal services or consulting contract;

(xiii) all leases or subleases for (i) personal property involving annual payments by or to Mesa or its Subsidiaries in excess of $200,000 or (ii) real property;

(xiv) all Contracts granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to Mesa or any of its Subsidiaries, of more than $200,000 on an annual basis;

(xv) any Contract that (A) limits the freedom of Mesa or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Armada, Mesa or any of their respective affiliates or successors including Mesa Sub after the Closing Date, (B) contains exclusivity, “most favored nation,” rights of first refusal, rights of first negotiation, preferential rights or similar obligations or restrictions that are binding on Mesa or any of its Subsidiaries or that would be binding on Armada, Mesa or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date or (C) that contains any material nondisclosure, confidentiality or similar provisions that would be binding on Armada, Mesa or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date;

(xvi) all material outsourcing and specialty vendor contracts;

(xvii) any material Contract providing for the indemnification by Mesa or any of its Subsidiaries of any Person or under which Mesa or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than Mesa or a Subsidiary of Mesa);

(xviii) any agreement providing for the sale or purchase by Mesa or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xix) any agreement pursuant to which Mesa and its Subsidiaries have paid amounts in respect of or associated with any Production Burden in excess of $200,000 during the immediately preceding fiscal year or with respect to which Mesa reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could exceed $200,000 per year;

(xx) any joint development agreement, exploration agreement, acreage dedication agreement (including, in respect of each of the foregoing, customary joint operating agreements) or area of mutual interest agreement that either (A) is material to the operation of Mesa and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require Mesa and its Subsidiaries to make expenditures in excess of $200,000 in the aggregate during the twelve (12) month period following the date hereof; and

(xxi) all agreements such as Hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders, joint operating agreements, and contracts with drilling rig companies, surface leases, salt-water disposal leases, permits, easements, licenses, farmouts and farmins, unit agreements and all other agreements relating thereto, in each case involving annual payments by or to Mesa or its Subsidiaries in excess of $200,000.

(b) Mesa has prior to the date of this Agreement made available to Armada complete and accurate copies of each Mesa Material Contract listed, or required to be listed, in Schedule 3.16(a) of the Mesa Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Mesa Material Contracts are valid and binding on Mesa and enforceable by and against Mesa or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of Mesa, has there been any indication that any such notice of termination will be served). Neither Mesa nor any of its Subsidiaries nor, to the Knowledge of Mesa, any other party thereto is in default or breach under the terms of any Mesa Material Contract except for such instances of default or breach that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

SECTION 3.17 Mesa Plans; Labor Matters.

(a) Set forth in Schedule 3.17(a) of Mesa Disclosure Letter is an accurate and complete list of each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, restricted stock, stock-based, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by Mesa or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 3.17, any predecessors to Mesa or its Subsidiaries and all employers (whether or not incorporated) that would be treated together with Mesa and/or any such Subsidiary as a single employer within the meaning of Section 414 of the Code) or to which Mesa or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Mesa Plans”).

(b) Correct and complete copies of the following documents with respect to each Mesa Plan have been delivered or made available by Mesa to Armada, to the extent applicable: (i) all Mesa Plan documents, together with all amendments and attachments thereto (including, in the case of any Mesa Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; and (v) all summary plan descriptions and summaries of material modifications.

(c) Each Mesa Plan is in compliance with ERISA, the Code, all other Applicable Laws and its governing documents, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability of Mesa and its Subsidiaries. Each Mesa Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or an opinion letter from the IRS covering all Tax law changes, and Mesa is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such Mesa Plan under Section 401(a) of the Code. No Mesa Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. All contributions required to be made under the terms of any Mesa Plan have been timely made or have been reflected in the financial statements of Mesa included in the Mesa SEC Reports filed prior to the date hereof. There has been no amendment to, announcement by Mesa or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Mesa Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year. No Mesa Plan provides for post-employment or retiree health, life insurance or other welfare benefits. Neither Mesa nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of Mesa, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Mesa Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code. No liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Mesa, threatened with respect to any Mesa Plan (other than routine claims for benefits payable in the ordinary course). No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Mesa or any Subsidiary thereof has occurred or is reasonably expected to occur. All Mesa Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations thereunder. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any employees of Mesa or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, or result in “parachute payment” (as such term is defined in Section 280G of the Code) under any of Mesa Plans, or (iii) limit or restrict the right of Mesa to merge, amend or terminate any of Mesa Plans. No current or former officer, director or employee of Mesa or any Subsidiary of Mesa has or will obtain a right to receive a gross-up payment from Mesa or any such Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. Except as required to maintain the tax-qualified status of any Mesa Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Mesa Plan.

(d) Neither Mesa nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against Mesa or any of its Subsidiaries pending before the National Labor Relations Board; (ii) labor strikes, slowdowns or stoppages actually pending or, to the Knowledge of Mesa, threatened against or affecting Mesa or any of its Subsidiaries and there have been no labor strikes, slowdowns or stoppages against Mesa or any of its Subsidiaries in the past three (3) years; (iii) representation claims or petitions pending before the National Labor Relations Board; and (iv) grievances or pending arbitration proceedings against Mesa or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(e) Since January 1, 2011, neither Mesa nor any of its Subsidiaries has effectuated or announced, or plans to effectuate or announce: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Mesa or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

SECTION 3.18 Insurance. Mesa has provided or made available to Armada true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Armada, prior to the Closing Date, true and complete copies of all material policies of insurance to which Mesa or its Subsidiaries is a beneficiary or named insured. Mesa and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Mesa or its Subsidiaries (taking into account the cost and availability of such insurance). Each material insurance policy of Mesa and its Subsidiaries is set forth on Schedule 3.18 of the Mesa Disclosure Letter and is valid, binding and enforceable by and against Mesa or its Subsidiary, as the case may be, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received by Mesa with respect to any insurance policy of Mesa or its Subsidiaries. There is no claim by Mesa or any of its Subsidiaries pending under any insurance policy of Mesa and its Subsidiaries for an amount in excess of $100,000. There are no self-insurance arrangements by or affecting Mesa or any of its Subsidiaries.

SECTION 3.19 Real Property. Schedule 3.19 of the Mesa Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by Mesa or any of its Subsidiaries (“Mesa Owned Real Property”); and (ii) all real property which is leased, licensed, or otherwise occupied by Mesa or one of its Subsidiaries (“Mesa Leased Real Property”). Mesa or one of its Subsidiaries has indefeasible, good and marketable title to all the Mesa Owned Real Property and has a valid leasehold interest in all Mesa Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to Mesa Leased Real Property, each lease or sublease therefor has previously been delivered to Armada and is valid, binding and enforceable by and against Mesa or its Subsidiary, as applicable, in accordance with its terms and none of Mesa or any of its Subsidiaries is in breach of or default under such lease or sublease except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

SECTION 3.20 Personal Property. Except as disclosed on Schedule 3.20 of the Mesa Disclosure Letter, Mesa and its Subsidiaries have good and valid title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible and intangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa, in each case free and clear of all Liens, except for Permitted Liens. Except as, individually or in the aggregate, would not be material to Mesa and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by Mesa or any of its Subsidiaries with a fair market value in excess of $200,000 as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Mesa and its Subsidiaries, to comply in the ordinary course of business consistent with past practice with the requirements of all applicable contracts, including sales contracts.

SECTION 3.21 Regulatory Matters. All natural gas pipeline systems and related facilities constituting Mesa’s and or any of its Subsidiaries’ properties are (a) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (b) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

SECTION 3.22 Derivatives. Schedule 3.22 of the Mesa Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Mesa and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Mesa and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with Mesa’s policies and practices.

SECTION 3.23 Oil and Gas Interests.

(a) Except (i) as, individually or in the aggregate, would not be material to Mesa and its Subsidiaries, taken as a whole; (ii) for goods and other property sold, used or otherwise disposed of since January 1, 2012, in the ordinary course of business; or (iii) as otherwise disclosed in the Mesa Disclosure Letter, Mesa and its Subsidiaries are the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Interests of Mesa and its Subsidiaries free and clear of all Liens except (A) Permitted Liens and (B) Production Burdens set forth on Schedule 3.16(a)(iii) of the Mesa Disclosure Letter. For purposes of this Section 3.23, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(b) To the Knowledge of Mesa, all of the Wells of Mesa and its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable pooling or unit agreements or other applicable Contracts and Applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in material compliance with all Applicable Laws. Schedule 3.23(b) of the Mesa Disclosure Letter sets forth, as of the date hereof, Mesa’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) for all Wells. Exhibit B of the Mesa Disclosure Letter sets forth Mesa’s and its Subsidiaries’ net revenue interests with respect to all O&G Leases.

(c) Except as disclosed on Schedule 3.23(c) of the Mesa Disclosure Letter, (i) each O&G Lease is valid, binding and enforceable by and against Mesa or its Subsidiary (subject to lease expirations in the ordinary course of business), has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all Third Parties, and has not been terminated; (ii) neither Mesa nor any of its Subsidiaries, nor to the Knowledge of Mesa, any other party to an O&G Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such O&G Lease; (iii) neither Mesa nor any of its Subsidiaries has breached, violated or defaulted on any material provision of any O&G Lease or received notice from any other party to an O&G Lease alleging such a breach, violation or default by Mesa or any of its Subsidiaries; (iv) all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing by Mesa or any of its Subsidiaries under any O&G Lease to which it is a party have been and are being made (timely, and before the same became delinquent) by Mesa or such Subsidiary; (v) to the Knowledge of Mesa, there are no pending claims or demands for material amounts of nonpayment, underpayment or mispayment of bonus payments, rentals, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Mesa’s or any of its Subsidiaries’ interests in any O&G Lease; and (vi) neither Mesa nor any of its Subsidiaries, nor to the Knowledge of Mesa, any other party to an O&G Lease, has failed, partially failed, or omitted to record or register any O&G Lease or any assignments of record title or operating rights in the real property or other country records related to the Oil and Gas Interests purported to be owned by Mesa or its Subsidiaries with any Governmental Entity.

(d) To the Knowledge of Mesa, (i) Mesa or its Subsidiaries has obtained all permits, licenses, consents, certificates, easements, authorizations, certificates of convenience and necessity, and other similar rights that are granted by Governmental Entities and that relate to the Oil and Gas Interests (“Mesa O&G Permits”) necessary to own and operate the Oil and Gas Interests in compliance with all Applicable Laws and with the provisions of all applicable O&G Leases and Contracts to which Mesa or its Subsidiaries are a party; (ii) all of the Mesa O&G Permits are in full force and effect; (iii) all fees and charges relating to the Mesa O&G Permits have been paid; (iv) all applications for renewal of the Mesa O&G Permits have been timely filed; and (v) all government filings and notices required to be made with respect to the Oil and Gas Interests have been made or given and are current, in full force and effect, and not in default.

(e) There are no change of control or preferential rights to purchase provisions applicable to the Oil and Gas Interests owned Mesa or its Subsidiaries that are triggered by the transactions contemplated by this Agreement or the Acquisition.

(f) Neither Mesa nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from its Oil and Gas Interests at some future time without then receiving full payment therefor. No O&G Lease contains a representation or warranty from Mesa or any of its Subsidiaries with respect to the amount of oil, gas, or other liquid Hydrocarbons to be delivered from the Oil and Gas Interests. All payments for any Hydrocarbons sold from the Oil and Gas Interests pursuant to the O&G Leases are being made to Mesa and its Subsidiaries within the time periods and in accordance with the prices set forth in such O&G Leases, subject to later adjustments in the normal course of business required by allocations between producers or by other circumstances routinely requiring retroactive payment adjustments by purchasers in the ordinary course of Mesa’s business consistent with past practice.

SECTION 3.24 Books and Records. The minute books and other similar records of Mesa and each Mesa Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of Mesa’s or such Mesa Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

SECTION 3.25 Accountants. GBH CPAs, PC (the “Mesa Auditor”) is and has been throughout the periods covered by the audited consolidated balance sheet of Mesa at December 31, 2011, and the related consolidated statements of operations and cash flows for the years ended December 31, 2011 and 2010, and the unaudited balance sheet of Mesa at September 30, 2012 and the related statement of operations and cash flows for the nine months ended September 30, 2012 and 2011, (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to Mesa within the meaning of Regulation S-X. Except as set forth on Section 3.35 of the Mesa Disclosure Letter, the reports of the Mesa Auditor on the financial statements of Mesa for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, nor were qualified as to uncertainty, audit scope, or accounting principles. During Mesa’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Mesa Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, and none of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Mesa Auditor.

Section 3.26 Mesa Sub Constitutes Substantially All Assets. After giving effect to the Assignment and Assumption Agreement, the Purchased Assets will constitute substantially all of Mesa’s assets as of the Closing Date.

Section 3.27 Mesa Sub. Each of Mesa and Mesa Sub, jointly and severally, further represent and warrant to Armada that:

(a) Organization. Mesa Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Mesa Sub is a direct wholly-owned Subsidiary of Mesa.

(b) Capitalization; Issued and Outstanding Shares. The authorized capital stock of Mesa Sub consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 200 and 0, respectively, are issued and outstanding, all of which shares of outstanding common stock are owned beneficially and of record directly by Mesa, free and clear of all Liens, other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All of Mesa Sub’s issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights.

(c) Corporate Authorization. Mesa Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Mesa Sub of this Agreement and the consummation by Mesa Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mesa Sub. Mesa, in its capacity as sole stockholder of Mesa Sub, has approved this Agreement and the other transactions contemplated hereby as required by the NRS. This Agreement has been duly executed and delivered by Mesa Sub and, assuming that this Agreement constitutes the valid and binding agreement of Mesa, constitutes a valid and binding agreement of Mesa Sub, enforceable against Mesa Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(d) Non-Contravention. The execution, delivery and performance by Mesa Sub of this Agreement and the consummation by Mesa Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Mesa Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARMADA

Except as disclosed in (i) Armada’s Annual Report on Form 10-K for its Fiscal Year Ended March 31, 2012 (the “Armada Form 10-K”), and any Armada SEC Reports filed subsequent to the filing thereof and prior to the date hereof (excluding any risk factor disclosure and any Armada included in any “forward-looking statements” disclaimer or other statements included in the Armada Form 10-K and such Armada SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article IV is reasonably apparent on its face or (ii) the disclosure letter delivered by Armada to Mesa on the date hereof (the “Armada Disclosure Letter”); provided, that any disclosure in any schedule of the Armada Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article IV and (B) other representations and warranties in this Article IV to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), Armada represents and warrants to Mesa as set forth in this Article IV:

SECTION 4.1 Organization, Standing and Power.

(a) Except as disclosed in Schedule 4.1(a) of the Armada Disclosure Letter, Armada and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Armada and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. The copies of the certificate of incorporation and bylaws of Armada and of its Subsidiaries that were previously furnished or made available to Mesa are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither Armada nor any of its Subsidiaries is in violation of any of its organizational documents.

(b) All the outstanding shares of capital stock of, or other equity interests in, each of Armada’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by Armada, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Schedule 4.1(b) of the Armada Disclosure Letter lists all of the Subsidiaries of Armada and, for each such Subsidiary, the jurisdiction of its incorporation or organization and its directors and officers as of the date of this Agreement. Neither the Armada nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, other than a Subsidiary of Armada. Armada does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Armada under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 4.2 Capital Structure.

(a) The authorized capital stock of Armada consists of (x) 100,000,000 shares of Armada Common Stock and (y) 1,000,000 shares of preferred stock, par value $0.001 per share (“Armada Preferred Stock”). As of the date of this Agreement, there were outstanding (a) 20,294,631 shares of Armada Common Stock, (b) no shares of Armada Preferred Stock, (c) Armada Stock Options to purchase an aggregate of 964,000 shares of Armada Common Stock (of which options to purchase an aggregate of 92,000 shares of Armada Common Stock were exercisable); and (iv) warrants to purchase up to an aggregate of 7,325,896 shares of Mesa Common Stock (the “Armada Warrants”). Additionally, as of the date of this Agreement, there were no shares of Armada Common Stock held by Armada as treasury stock. All outstanding shares of capital stock or other equity securities of Armada and its Subsidiaries have been, and all shares of capital stock of Armada that may be issued pursuant to the options set forth in this Section 4.2 and pursuant to the Converted Options, Converted Restricted Stock and Converted Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of Armada or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. No Subsidiary of Armada owns any shares of capital stock of Armada. Schedule 4.2(a) of the Armada Disclosure Letter contains a complete and correct list of each outstanding Armada Stock Option, including with respect to each such option the holder, date of grant, exercise price and number of shares of Armada Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Armada or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Armada or any of its Subsidiaries may vote. Except for (a) 964,000 shares of Armada Common Stock reserved for issuance under the Armada Stock Options, (b) from the Closing Date, shares reserved for issuance pursuant to the Converted Options, Converted Restricted Stock and Converted Warrants, and (c) up to 7,325,896 shares of Armada Common Stock reserved for issuance pursuant to outstanding Armada Warrants, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries, (iii) warrants, calls, options or other rights to acquire from Armada or any of its Subsidiaries, or other obligations of Armada or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interest in, Armada or any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Armada Securities”). There are no outstanding obligations of Armada or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Armada Securities or any shares of capital stock or other equity interest of any Subsidiary of Armada. Except as set forth on Schedule 5.3(d) of the Armada Disclosure Letter, neither Armada nor any of its Subsidiaries is a party to or bound by any agreement with respect to the voting or registration of any Armada Securities or any shares of capital stock or other equity interest of any Subsidiary of Armada. To the Knowledge of Armada, as of the date of this Agreement, other than as set forth in Schedule 4.2(b) of the Armada Disclosure Letter, no Person or group beneficially owns five percent (5%) or more of Armada’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) Except as disclosed in Schedule 4.2(c) of the Armada Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Armada or any of its Subsidiaries other than those imposed by any Applicable Law.

(d) (i) Each grant of Armada Stock Options was made in accordance with the terms of the applicable Armada Stock Plan and any Applicable Laws; (ii) each grant of Armada Stock Options has a grant date identical to the date on which such Armada Stock Option was actually granted; (iii) each grant of Armada Stock Options was duly authorized no later than the date on which the grant of such Armada Stock Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by Armada’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; and (iv) the per share exercise price of each Armada Stock Option was determined in accordance with the applicable Armada Stock Plan and, to the extent required pursuant to the terms of the applicable Armada Stock Plan, was equal to the fair market value of a share of Armada Common Stock (determined in accordance with the applicable Armada Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 4.3 Authority; No Conflicts.

(a) Armada has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Armada. This Agreement has been duly executed and delivered by Armada and, assuming that this Agreement constitutes a valid and binding agreement of Mesa, constitutes a valid and binding agreement of Armada, enforceable against Armada in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Armada as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Armada, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of Armada, (iii) subject to receipt of the Armada Necessary Consents, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Armada is a party or by which any of its properties or assets are bound, or (iv) subject to receipt of the Armada Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; provided, that, for purposes of this Section 4.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of Armada to consummate the transactions contemplated by this Agreement.

(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to Armada or any Subsidiary in connection with the execution and delivery of this Agreement by Armada or the consummation of the Acquisition and the other transactions contemplated hereby, except for those required under or in relation to (i) Blue Sky Laws; (ii) the Exchange Act; (iii) the Securities Act; or (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; and the consents of Third Parties set forth on Schedule 4.3(c) of the Armada Disclosure Letter. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (iv) are hereinafter referred to as “Armada Necessary Consents.”

SECTION 4.4 Reports and Financial Statements.

(a) Except as disclosed on the Schedule 4.4(a) of the Armada Disclosure Letter, Armada has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Armada since January 1, 2011 (collectively, together with documents filed with the SEC during such period by Armada on a voluntary basis in a Current Report on Form 8-K, but excluding the Registration Statement and any exhibits and schedules thereto and other information incorporated therein, the “Armada SEC Reports”). No Subsidiary of Armada is required to file any form, report, registration statement, prospectus or other document with the SEC.

(b) As of its filing date (and as of the date of any amendment to the respective Armada SEC Report), each Armada SEC Report complied, and each Armada SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Armada SEC Report filed pursuant to the Exchange Act did not, and each such Armada SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Armada SEC Report that is a registration statement (other than the Registration Statement), as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.

(e) Armada has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) Armada maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except to the extent otherwise stated in the Armada’s most recent Form 10-K or Form 10-Q filed with the SEC, such disclosure controls and procedures are designed to ensure that information required to be disclosed by Armada is recorded and reported on a timely basis to the individuals responsible for the preparation of the Armada’s filings with the SEC and other public disclosure documents.

(g) Armada and its Subsidiaries have established and maintained a system of internal control over financial reporting (as required by in Rule 13a-15 under the Exchange Act) (“internal controls”). Except to the extent otherwise stated in Armada’s most recent Form 10-K or Form 10-Q filed with the SEC, such internal controls are effective in providing reasonable assurance regarding the reliability of the Armada’s consolidated financial reporting and the preparation of Armada’s consolidated financial statements for external purposes in accordance with GAAP. Armada has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Armada’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Armada’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Armada’s internal controls and (iii) any pending and, to the Knowledge of Armada, threatened claim or allegation regarding any of the foregoing. Armada has made available to Mesa prior to the date of this Agreement any such disclosure made by management to Armada’s auditors and audit committee since January 1, 2011.

(h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Armada or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Armada. Armada has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Each principal executive officer and principal financial officer of Armada (or each former principal executive officer and principal financial officer of Armada, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Schedule 4.4(j) of the Armada Disclosure Letter describes, and Armada has delivered to Mesa copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by Armada or its Subsidiaries since January 1, 2011.

(k) Other than as disclosed in the Armada SEC Reports, since January 1, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Armada or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(l) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Armada included or incorporated by reference in the Armada SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Armada and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(m) There are no liabilities of Armada or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in Armada’s consolidated financial statements filed with Armada’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012, (ii) future executory liabilities arising under any Armada Contract (other than as a result of a breach thereof) and (iii) accounts payable to trade creditors and accrued expenses subsequently incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

(n) Since January 1, 2011, Armada has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Armada SEC Reports.

(o) To the Knowledge of Armada, since January 1, 2011 (i) it has not received any substantive complaint, allegation, assertion or claim that Armada or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing Armada or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Armada or any of its officers, directors, employees or agents to Mesa’s or any committee thereof or to any director or executive officer of Armada.

(p) To the Knowledge of Armada, since January 1, 2011, no employee of Armada or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Armada or any of its Subsidiaries. Neither Armada nor any of its Subsidiaries nor, to the Knowledge of Armada, any director, officer, employee, contractor, subcontractor or agent of Armada or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Armada or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

SECTION 4.5 Information Supplied. The Registration Statement, and any amendments or supplements thereto, when filed will comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus included as part of the Registration Statement, in light of the circumstances under which they were made), not misleading. None of the information supplied or to be supplied by Armada for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will (except to the extent revised or superseded by amendments or supplements contemplated hereby), on the date it is first mailed to the stockholders of Mesa, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Armada with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Mesa or its Subsidiaries or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

SECTION 4.6 Board Approval. Armada’s Board of Directors, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has by unanimous vote of the directors (including the disinterested directors) (i) declared that this Agreement, the Acquisition and the other transactions contemplated hereby are advisable, fair to and in the best interests of Armada and the stockholders of Armada, and (ii) adopted this Agreement and approved the Acquisition, and the transactions contemplated hereby and thereby. Armada’s Board of Directors has approved this Agreement, the Acquisition, the Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 4.7 No Vote Required. No vote of any holders of the outstanding capital stock of Armada is necessary to consummate the transactions contemplated hereby.

SECTION 4.8 Ownership of Shares. On the date hereof, Armada does not own (directly or indirectly, beneficially or of record) any shares of capital stock of Mesa and Armada does not hold any rights to acquire or vote any shares of capital stock of Mesa except pursuant to this Agreement and the Voting Agreements.

SECTION 4.9 Litigation; Compliance with Laws; Permits.

(a) There is (i) no Action pending, or, to the Knowledge of Armada, threatened, against or affecting (A) Armada or any of its Subsidiaries, (B) any of their respective properties, assets or rights, (C) any of their respective present or former officers, directors or employees in their respective capacities as such or (D) any other Person for whom Armada or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby and (ii) no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against, or, to the Knowledge of Armada, investigation by any Governmental Entity involving, (A) Armada or any of its Subsidiaries, (B) any of their respective present or former officers, directors or employees in their respective capacities as such or (C) any other Person for whom Armada or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby. To the Knowledge of Armada, there is no valid basis for any such Action or investigation. It is agreed that for the purpose of this Section 4.7(a), effects resulting from or arising in connection with the matters set forth in clause (B) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on Armada has occurred or would reasonably be expected to occur.

(b) Armada and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with, and, to the Knowledge of Armada, is not under investigation with respect to and, to the Knowledge of Armada, has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

(c) Armada and its Subsidiaries hold all material licenses, authorizations, permits, certificates, consents, approvals, variances, exemptions and orders from Governmental Entities that are necessary for (i) the lawful operation of their respective businesses as presently conducted and (ii) the lawful ownership, use, occupancy and operation of their respective assets and properties (the “Armada Permits”). Armada and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with the terms of the Armada Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. All Armada Permits (x) are valid and have not lapsed, been cancelled, terminated or withdrawn and (y) can be renewed or transferred in the ordinary course of business by Armada or its Subsidiaries. Any application for the renewal of any Armada Permit which is due prior to the Closing Date will be timely made or filed by Armada or its Subsidiary prior to the Closing Date. No Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any Armada Permit is pending or, to the Knowledge of Armada, threatened, and to the Knowledge of Armada there is no valid basis for such Action, including the transactions contemplated hereby.

SECTION 4.10 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Armada, its Subsidiaries or any of their respective officers, directors or employees, except for the Transaction Financial Advisor, whose fees and expenses will be paid by Mesa and Armada in accordance with the Parties’ agreement with the Transaction Financial Advisor. The amounts of any fees payable to the Transaction Financial Advisor in connection with this Agreement or the transactions contemplated hereby have been disclosed to Mesa and Armada.

SECTION 4.11 Absence of Certain Changes or Events. Since January 1, 2012, the business of Armada and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada and (b) neither Armada nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken during the Post-Signing Period without Mesa’s consent, would constitute a breach of Section 5.3.

SECTION 4.12 Taxes.

(a) Tax Returns. Armada and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed by, or with respect to, Armada or any of its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected, and will accurately reflect, all material liabilities for Taxes of Armada and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of Armada and its Subsidiaries have been timely paid in full. All material Taxes not yet due and payable have been (or will be on or prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP on Armada’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012.

(c) Other Tax Matters.

(i) Neither Armada nor any of its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has Armada or any of its Subsidiaries received any notices from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of Armada or any of its Subsidiaries.

(ii) Neither Armada nor any of its Subsidiaries (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Armada or any of its Subsidiaries or (B) is presently contesting the Tax liability of Armada or any of its Subsidiaries before any Governmental Entity.

(iii) Neither Armada nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Armada and/or its Subsidiaries are the only members).

(iv) Taxes that Armada or any of its Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and Armada and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(v) No claim has ever been made by any Taxing Authority in a jurisdiction where Armada or its Subsidiaries does not file Tax Returns that Armada or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Armada or any predecessor or Affiliate thereof and any other party under which Armada or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(vii) Armada and each of its Subsidiaries has delivered or made available to Mesa copies of each of the Tax Returns for income Taxes filed on behalf of Armada and its Subsidiaries since January 1, 2011.

(viii) Neither Armada nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of Armada or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(ix) During the five-year period ending on the date of this Agreement, neither Armada nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(x) Neither Armada nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xi) Neither Armada nor any of its Subsidiaries has a permanent establishment in any foreign country.

(xii) Neither Armada nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(xiii) Neither Armada nor any Armada Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than Armada and Armada (including without limitation any affiliated group of corporations or other entities that included Armada or any Armada Subsidiary during a prior period).

(xiv) Neither Armada nor any Armada Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Armada or any Armada Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Armada and Armada Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(xv) None of the assets of Armada or any Armada Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(xvi) No state or federal “net operating loss” of Armada or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

SECTION 4.13 Affiliate Transactions.

(a) Other than as disclosed in Schedule 4.13(a) of the Armada Disclosure Letter, there are no Contracts or other transactions between Armada or any of its Subsidiaries, on the one hand, and any: (i) officer or director of Armada or any of its Subsidiaries; (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Armada; (iii) Affiliate of any such officer, director or record or beneficial owner; or (iv) any other Affiliate of Armada, on the other hand.

(b) Schedule 4.13(b) of the Armada Disclosure Letter lists all loans by Armada or any of its Subsidiaries to any Person specified in clauses (i), (ii), (iii) and (iv) of Section 4.13(a) outstanding as of the date hereof, including the date, amount and material terms of such loan and the date of any amendment to the terms of such loan.

SECTION 4.14 Environmental Matters. (i) Other than as disclosed in Schedule 4.14 of the Armada Disclosure Letter, no material notice, notification, demand, request for information, citation, summons or order has been received, and, to the Knowledge of Armada, no complaint has been filed, no penalty has been assessed, and no Action or review (or any basis therefor) is pending or, to the Knowledge of Armada, is threatened by any Governmental Entity or other Person relating to Armada or any Subsidiary and relating to or arising out of any Environmental Law; (ii) to the Knowledge of Armada, there are no material liabilities or obligations of Armada or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iii) to the Knowledge of Armada no material expenditure will be required in order for Armada or its Subsidiaries to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of Armada and its Subsidiaries or any facility or property now owned or operated by Armada or its Subsidiaries in a manner consistent with the current operation thereof by Armada and its Subsidiaries; (iv) to the Knowledge of Armada, there are no conditions with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered, which could result in any material damage, loss, cost, expense or claim with respect to the Oil and Gas Interests. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Armada has Knowledge that identifies a material issue or issues in relation to the current or prior business of Armada or any of its Subsidiaries or any property or facility now or previously owned or leased by Armada or any of its Subsidiaries that has not been delivered to Mesa prior to the date of this Agreement. For purposes of this Section 4.14 the terms “Armada” and “Subsidiaries” shall include any entity that is or was a predecessor of Armada or any of its Subsidiaries.

SECTION 4.15 Intellectual Property. Schedule 4.15 of the Armada Disclosure Letter contains a true and complete list of all Intellectual Property owned by Armada or any of its Subsidiaries or licensed to Armada or any of its Subsidiaries for use in their respective businesses which is registered or for which an application for registration has been filed (the “Armada Registered Intellectual Property”). The Armada Registered Intellectual Property owned by Armada or any of its Subsidiaries has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, Armada and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property held for use in, used in or necessary for the conduct of its business as currently conducted. Neither Armada nor any of its Subsidiaries has received any notice or other communication, or otherwise has any Knowledge of any pending Action or other information that alleges or indicates that (a) the Armada Registered Intellectual Property is or may be invalid or unenforceable; (b) Armada or any of its Subsidiaries does not own all right, title, and interest in and to, the Armada Registered Intellectual Property owned by Armada and its Subsidiaries; (c) Armada or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of Armada, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to Armada or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, terminate or extinguish any Intellectual Property right of Armada or any of its Subsidiaries or impair the right of Armada to develop, use, sell, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of Armada or any of its Subsidiaries. Armada and its Subsidiaries have taken all necessary and otherwise reasonable steps to maintain it rights in Intellectual Property and the confidentiality of all Trade Secrets owned, used or held for use by Armada or any of its Subsidiaries. Neither Armada nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by Armada or any of its Subsidiaries to any Third Party and no Third Party has granted any licenses or other rights, of any kind or nature, to Armada or any of its Subsidiaries for any Third Party Intellectual Property, other than in-bound licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses.

SECTION 4.16 Certain Agreements.

(a) Schedule 4.16(a) of the Armada Disclosure Letter lists each of the following Contracts to which Armada or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Armada Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to Armada or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate;

(iii) any O&G Lease;

(iv) any Contract or series of related Contracts involving payments by or to Armada or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate that requires consent of or notice to a Third Party in the event of or with respect to the Acquisition, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;

(v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $200,000 (other than ordinary course trade payables and receivables);

(vi) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or Derivative arrangements;

(vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(viii) any collective bargaining agreements;

(ix) any joint venture, profit sharing, partnership agreements or other similar agreements;

(x) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) other than Contracts of the type referred to in Section 4.16(a)(ii) that are not required to be disclosed in accordance with Section 4.16(a)(ii);

(xi) any Contract with a Governmental Entity;

(xii) any employment, severance, change in control, restricted stock, termination, personal services or consulting contract;

(xiii) all leases or subleases for (i) personal property involving annual payments by or to Armada t or its Subsidiaries in excess of $200,000 or (ii) real property;

(xiv) all Contracts granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to Armada or any of its Subsidiaries, of more than $200,000 on an annual basis;

(xv) any Contract that (A) limits the freedom of Armada or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Mesa, Armada or any of their respective affiliates or successors including Mesa Sub after the Closing Date, (B) contains exclusivity, “most favored nation,” rights of first refusal, rights of first negotiation, preferential rights or similar obligations or restrictions that are binding on Armada or any of its Subsidiaries or that would be binding on Mesa, Armada or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date or (C) that contains any material nondisclosure, confidentiality or similar provisions that would be binding on Mesa, Armada or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date;

(xvi) all material outsourcing and specialty vendor contracts;

(xvii) any material Contract providing for the indemnification by Armada or any of its Subsidiaries of any Person or under which Armada or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than Armada or a Subsidiary of Armada);

(xviii) any agreement providing for the sale or purchase by Armada or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xix) any agreement pursuant to which Armada and its Subsidiaries have paid amounts in respect of or associated with any Production Burden in excess of $200,000 during the immediately preceding fiscal year or with respect to which Armada reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could exceed $200,000 per year;

(xx) any joint development agreement, exploration agreement, acreage dedication agreement (including, in respect of each of the foregoing, customary joint operating agreements) or area of mutual interest agreement that either (A) is material to the operation of Armada and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require Armada and its Subsidiaries to make expenditures in excess of $200,000 in the aggregate during the twelve (12) month period following the date hereof; and

(xxi) all agreements such as Hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders, joint operating agreements, and contracts with drilling rig companies, surface leases, salt-water disposal leases, permits, easements, licenses, farmouts and farmins, unit agreements and all other agreements relating thereto, in each case involving annual payments by or to Armada or its Subsidiaries in excess of $200,000.

(b) Armada has prior to the date of this Agreement made available to Mesa complete and accurate copies of each Armada Material Contract listed, or required to be listed, in Schedule 4.14(a) of the Armada Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Armada Material Contracts are valid and binding on Armada and enforceable by and against Armada or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of Armada, has there been any indication that any such notice of termination will be served). Neither Armada nor any of its Subsidiaries nor, to the Knowledge of Armada, any other party thereto is in default or breach under the terms of any Armada Material Contract except for such instances of default or breach that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Armada.

SECTION 4.17 Armada Plans; Labor Matters.

(a) Set forth in Schedule 4.17(a) of the Armada Disclosure Letter is an accurate and complete list of each employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, restricted stock, stock-based, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by Armada or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.17, any predecessors to Armada or its Subsidiaries and all employers (whether or not incorporated) that would be treated together with Armada and/or any such Subsidiary as a single employer within the meaning of Section 414 of the Code) or to which Armada or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Armada Plans”).

(b) Correct and complete copies of the following documents with respect to each Armada Plan have been delivered or made available by Armada to Mesa, to the extent applicable: (i) all Armada Plan documents, together with all amendments and attachments thereto (including, in the case of any Armada Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; and (v) all summary plan descriptions and summaries of material modifications.

(c) Each Armada Plan is in compliance with ERISA, the Code, all other Applicable Laws and its governing documents, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability of Armada and its Subsidiaries. Each Armada Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or an opinion letter from the IRS covering all Tax law changes, and Armada is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such Armada Plan under Section 401(a) of the Code. No Armada Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. All contributions required to be made under the terms of any Armada Plan have been timely made or have been reflected in the financial statements of Armada included in the Armada SEC Reports filed prior to the date hereof. There has been no amendment to, announcement by Armada or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Armada Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year. No Armada Plan provides for post-employment or retiree health, life insurance or other welfare benefits. Neither Armada nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of Armada, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Armada Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code. No liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Armada, threatened with respect to any Armada Plan (other than routine claims for benefits payable in the ordinary course). No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Armada or any Subsidiary thereof has occurred or is reasonably expected to occur. All Armada Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations thereunder. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any employees of Armada or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, or result in “parachute payment” (as such term is defined in Section 280G of the Code) under any of the Armada Plans, or (iii) limit or restrict the right of Armada to merge, amend or terminate any of the Armada Plans. No current or former officer, director or employee of Armada t or any Subsidiary of Armada has or will obtain a right to receive a gross-up payment from Armada or any such Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. Except as required to maintain the tax-qualified status of any Armada Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Armada Plan.

(d) Neither Armada nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against Armada or any of its Subsidiaries pending before the National Labor Relations Board; (ii) labor strikes, slowdowns or stoppages actually pending or, to the Knowledge of Armada, threatened against or affecting Armada or any of its Subsidiaries and there have been no labor strikes, slowdowns or stoppages against Armada or any of its Subsidiaries in the past three (3) years; (iii) representation claims or petitions pending before the National Labor Relations Board; and (iv) grievances or pending arbitration proceedings against Armada or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(e) Since January 1, 2011, neither Armada nor any of its Subsidiaries has effectuated or announced, or plans to effectuate or announce: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Armada or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

SECTION 4.18 Insurance. Armada has provided or made available to Mesa true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Mesa, prior to the Closing Date, true and complete copies of all material policies of insurance to which Armada or its Subsidiaries is a beneficiary or named insured. Armada and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Armada or its Subsidiaries (taking into account the cost and availability of such insurance). Each material insurance policy of Armada and its Subsidiaries is set forth on Schedule 4.18 of the Armada Disclosure Letter and is valid, binding and enforceable by and against Armada or its Subsidiary, as the case may be, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received by Armada with respect to any insurance policy of Armada or its Subsidiaries. There is no material claim by Armada or any of its Subsidiaries pending under any insurance policy of Armada and its Subsidiaries for an amount in excess of $100,000. There are no self-insurance arrangements by or affecting Armada or any of its Subsidiaries.

SECTION 4.19 Real Property. Schedule 4.19 of the Armada Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by Armada or any of its Subsidiaries (“Armada Owned Real Property”); and (ii) all real property which is leased, licensed, or otherwise occupied by Armada or one of its Subsidiaries (“Armada Leased Real Property”). Armada or one of its Subsidiaries has indefeasible, good and marketable title to all the Armada Owned Real Property and has a valid leasehold interest in all the Armada Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to the Armada Leased Real Property, each lease or sublease therefor has previously been delivered to Mesa and is valid, binding and enforceable by and against Armada or its Subsidiary, as applicable, in accordance with its terms and none of Armada or any of its Subsidiaries is in breach of or default under such lease or sublease except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

SECTION 4.20 Personal Property. Except as disclosed on Schedule 4.20 of the Armada Disclosure Schedule, Armada and its Subsidiaries have good and valid title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible and intangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, in each case free and clear of all Liens, except for Permitted Liens. Except as, individually or in the aggregate, would not be material to Armada and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by Armada or any of its Subsidiaries with a fair market value in excess of $200,000 as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Armada and its Subsidiaries, to comply in the ordinary course of business consistent with past practice with the requirements of all applicable contracts, including sales contracts.

SECTION 4.21 Regulatory Matters. All natural gas pipeline systems and related facilities constituting Armada’s and or any of its Subsidiaries’ properties are (a) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (b) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

SECTION 4.22 Derivatives. Schedule 4.22 of the Armada Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Armada and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Armada and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with Armada’s policies and practices.

SECTION 4.23 Oil and Gas Interests.

(a) Except (i) as, individually or in the aggregate, would not be material to Armada and its Subsidiaries, taken as a whole, (ii) for goods and other property sold, used or otherwise disposed of since January 1, 2012, in the ordinary course of business, or (iii) as otherwise disclosed in the Armada Disclosure Letter, Armada and its Subsidiaries are the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Interests of Armada and its Subsidiaries free and clear of all Liens except (A) Permitted Liens and (B) Production Burdens set forth on Schedule 4.17(a)(iii) of the Armada Disclosure Letter. For purposes of this Section 4.23, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(b) To the Knowledge of Armada, all of the Wells of Armada and its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable pooling or unit agreements or other applicable Contracts and Applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in material compliance with all Applicable Laws. Schedule 4.23(b) of the Armada Disclosure Letter sets forth, as of the date hereof, Armada’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) for all Wells. Exhibit C of the Armada Disclosure Letter sets forth Armada’s and its Subsidiaries’ net revenue interests with respect to all O&G Leases.

(c) Except as set forth on Schedule 4.23(c) of the Armada Disclosure Letter, (i) each O&G Lease is valid, binding and enforceable by and against Armada or its Subsidiary (subject to lease expirations in the ordinary course of business), has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all Third Parties, and has not been terminated; (ii) neither Armada nor any of its Subsidiaries, nor to the Knowledge of Armada, any other party to an O&G Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such O&G Lease; (iii) neither Armada nor any of its Subsidiaries has breached, violated or defaulted on any material provision of any O&G Lease or received notice from any other party to an O&G Lease alleging such a breach, violation or default by Armada or any of its Subsidiaries; (iv) all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing by Armada or any of its Subsidiaries under any O&G Lease to which it is a party have been and are being made (timely, and before the same became delinquent) by Armada or such Subsidiary; (v) to the Knowledge of Armada, there are no pending claims or demands for material amounts of nonpayment, underpayment or mispayment of bonus payments, rentals, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Armada’s or any of its Subsidiaries’ interests in any O&G Lease; and (vi) neither Armada nor any of its Subsidiaries, nor to the Knowledge of Armada, any other party to an O&G Lease, has failed, partially failed, or omitted to record or register any O&G Lease or any assignments of record title or operating rights in the real property or other country records related to the Oil and Gas Interests purported to be owned by Armada or its Subsidiaries with any Governmental Entity.

(d) To the Knowledge of Armada, (i) Armada or its Subsidiaries has obtained all permits, licenses, consents, certificates, easements, authorizations, certificates of convenience and necessity, and other similar rights that are granted by Governmental Entities and that relate to the Oil and Gas Interests (“Armada O&G Permits”) necessary to own and operate the Oil and Gas Interests in compliance with all Applicable Laws and with the provisions of all applicable O&G Leases and Contracts to which Armada or its Subsidiaries are a party; (ii) all of the Armada O&G Permits are in full force and effect; (iii) all fees and charges relating to the Armada O&G Permits have been paid; (iv) all applications for renewal of the Armada O&G Permits have been timely filed; and (v) all government filings and notices required to be made with respect to the Oil and Gas Interests have been made or given and are current, in full force and effect, and not in default.

(e) There are no change of control or preferential rights to purchase provisions applicable to the Oil and Gas Interests owned by Armada or its Subsidiaries that are triggered by the transactions contemplated by this Agreement or the Acquisition.

(f) Neither Armada nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from its Oil and Gas Interests at some future time without then receiving full payment therefor. No O&G Lease contains a representation or warranty from Armada or any of its Subsidiaries with respect to the amount of oil, gas, or other liquid Hydrocarbons to be delivered from the Oil and Gas Interests. All payments for any Hydrocarbons sold from the Oil and Gas Interests pursuant to the O&G Leases are being made to Armada and its Subsidiaries within the time periods and in accordance with the prices set forth in such O&G Leases, subject to later adjustments in the normal course of business required by allocations between producers or by other circumstances routinely requiring retroactive payment adjustments by purchasers in the ordinary course of Armada’s business consistent with past practice.

SECTION 4.24 Books and Records. The minute books and other similar records of Armada and each Armada Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of Armada’s or such Armada Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

SECTION 4.25 Accountants. Peterson Sullivan LLP (the “Armada Auditor”) has been throughout the periods covered by the audited consolidated balance sheet of Armada at March 31, 2012, and the related consolidated statements of operations and cash flows for Armada’s fiscal years ended March 31, 2012 and 2011, and the unaudited balance sheet of Armada at June 30, 2012, and the related statement of operations and cash flows for the three months ended June 30, 2012 and 2011, (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to Armada within the meaning of Regulation S-X. Except as set forth on Schedule 4.25 of Armada Disclosure Letter, the reports of the Armada Auditor on the financial statements of Armada for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, nor were qualified as to uncertainty, audit scope, or accounting principles. During Armada’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Armada Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, and none of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Armada Auditor.

SECTION 4.26 Tax-Free Reorganization.

(a) Armada (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate Mesa Sub or to merge Mesa Sub with or into any other corporation or entity, or to sell or otherwise dispose of the stock of Mesa Sub which Armada will acquire in the Acquisition, or to cause Mesa Sub to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Acquisition, to issue any additional shares of stock of Mesa Sub or to create any new class of stock of Mesa Sub.

(b) Immediately prior to the Acquisition, Mesa will be in control of Mesa Sub within the meaning of Section 368(c) of the Code.

(c) Immediately following the Acquisition, Mesa Sub will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Mesa immediately prior to the Acquisition (for purposes of this representation, amounts used by Mesa to pay reorganization expenses, if any, will be included as assets of Mesa held immediately prior to the Acquisition).

(d) Armada has no present plan or intention to reacquire any of the Stock Consideration shares.

(e) Following the Acquisition, Mesa Sub will continue Mesa’s historic business or use a significant portion of Mesa’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business of Mesa Pending the Acquisition. From the date of this Agreement until the earlier of (x) the termination of this Agreement pursuant to and in accordance with Article VIII and (y) the Closing Date (the “Post-Signing Period”), Mesa shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Mesa Permits, (iii) keep available the services of its directors, officers and employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters, and (v) maintain its exploration and production activities in accordance with the rig schedule attached as Schedule 5.1 of the Mesa Disclosure Letter. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, during the Post-Signing Period, except (1) as set forth in Schedule 5.1 of the Mesa Disclosure Letter, or (2) with Armada’s prior written consent, Mesa shall not, and shall cause each of its Subsidiaries not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) form any new Subsidiary;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries to Mesa or another direct or indirect wholly-owned Subsidiary of Mesa), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Mesa Securities or shares of capital stock of any Subsidiary of Mesa (or options, warrants or other rights exercisable therefor);

(d) (i) issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any Mesa Securities or shares of capital stock of any Subsidiary of Mesa or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Mesa Common Stock upon the exercise of Mesa Stock Options, the Mesa Warrants, or upon the lapse of restrictions on Mesa Restricted Stock Grants, in each case that are outstanding on the date of this Agreement and disclosed in Schedule 3.2(a) and (b) of the Mesa Disclosure Letter, in accordance with the terms of those Mesa Stock Options, the Mesa Warrants, or Mesa Restricted Stock Grants or (ii) amend any term of any Mesa Security or any shares of capital stock of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any (A) interest in any corporation, partnership, other business organization or any division thereof or (B) assets that are material, individually or in the aggregate, to Mesa’s or any of its Subsidiaries’ respective businesses, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $50,000 in the aggregate;

(g) authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $50,000 individually and $100,000 in the aggregate in any single month;

(h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities other than in accordance with Mesa’s current $25 million senior secured revolving line of credit (the “Credit Facility”) (Mesa shall disclose the terms and conditions of the Credit Facility and all other currently proposed credit facilities in Schedule 3.2(a) of the Mesa Disclosure Letter); (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than any direct or indirect wholly-owned Subsidiary of Mesa); or (iii) create a Lien over any of its assets (other than Permitted Liens);

(j) (i) enter into any Contract that would have been a Mesa Material Contract were Mesa or any of its Subsidiaries a party or subject thereto on the date of this Agreement ,or (ii) terminate, renew or amend in any material respect any Mesa Material Contract or waive any material right thereunder;

(k) enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms;

(l) except as required by Applicable Law or as required by existing Mesa Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m) hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Armada without the prior written consent of Armada;

(n) make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(o) initiate any litigation or settle, or offer or propose to settle any Action;

(p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Mesa or incurred in the ordinary course of business and consistent with past practice;

(q) make any change or modification to its working capital and cash management practices;

(r) make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of Mesa or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Mesa or its Subsidiaries;

(s) purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

(t) enter into any new line of business which represents a material change in Mesa’s and its Subsidiaries’ operations and which is material to Mesa and its Subsidiaries, taken as a whole;

(u) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new Contract shall have a term longer than six (6) months;

(v) engage in any development drilling, well completion or other development or production activities with respect to Hydrocarbons except in the ordinary course consistent with past practice or as otherwise disclosed on Schedule 5.1 of the Mesa Disclosure Letter;

(w) authorize, announce an intention, commit or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(v).

SECTION 5.2 Mesa Operational Matters. Mesa shall timely file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC (and all other Governmental Entities) during the Post-Signing Period, and Mesa shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Acquisition, and to the extent permitted by Law or applicable confidentiality agreement) consult with Armada for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and deliver to Armada copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Armada, directly or indirectly, the right to control or direct the operations of Mesa prior to the Closing Date. Prior to the Closing Date, Mesa and Armada shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own and its Subsidiaries’ respective businesses and operations.

SECTION 5.3 Conduct of Business of Armada Pending the Acquisition. From the date of this Agreement through the Post-Signing Period, Armada shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Armada Permits, (iii) keep available the services of its directors, officers and employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters, and (v) maintain its exploration and production activities in accordance with the rig schedule attached as Schedule 5.3 of the Armada Disclosure Letter. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, during the Post-Signing Period, except (1) as set forth in Schedule 5.3 of the Armada Disclosure Letter, or (2) with Mesa’s prior written consent, Armada shall not, and shall cause each of its Subsidiaries not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) form any new Subsidiary;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries to Armada or another direct or indirect wholly-owned Subsidiary of Armada), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Armada Securities or shares of capital stock of any Subsidiary of Armada (or options, warrants or other rights exercisable therefor);

(d) (i) issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any Armada Securities or shares of capital stock of any Subsidiary of Armada or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Armada Common Stock upon the exercise of outstanding stock options or warrants (collectively, the “Armada Securities”), in each case that are outstanding on the date of this Agreement and disclosed in Schedule 5.3(d) of the Armada Disclosure Letter, in accordance with the terms of the Armada Securities or (ii) amend any term of any Armada Securities or any shares of capital stock of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any (A) interest in any corporation, partnership, other business organization or any division thereof or (B) assets that are material, individually or in the aggregate, to Armada’s or any of its Subsidiaries’ respective businesses, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $50,000 in the aggregate;

(g) authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $50,000 individually and $100,000 in the aggregate in any single month;

(h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than any direct or indirect wholly-owned Subsidiary of Armada); or (iii) create a Lien over any of its assets (other than Permitted Liens);

(j) (i) enter into any Contract that would have been an Armada Material Contract were Armada or any of its Subsidiaries a party or subject thereto on the date of this Agreement ,or (ii) terminate, renew or amend in any material respect any Armada Material Contract or waive any material right thereunder;

(k) enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms;

(l) except as required by Applicable Law or as required by existing Armada Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m) hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Mesa without the prior written consent of Mesa;

(n) make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(o) initiate any litigation or settle, or offer or propose to settle any Action;

(p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Armada or incurred in the ordinary course of business and consistent with past practice;

(q) make any change or modification to its working capital and cash management practices;

(r) make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of Armada or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Armada or its Subsidiaries;

(s) purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

(t) enter into any new line of business which represents a material change in Armada’s and its Subsidiaries’ operations and which is material to Armada and its Subsidiaries, taken as a whole;

(u) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new Contract shall have a term longer than six (6) months;

(v) engage in any development drilling, well completion or other development or production activities with respect to Hydrocarbons except in the ordinary course consistent with past practice or as otherwise disclosed on Schedule 5.3 of the Armada Disclosure Letter;

(x) authorize, announce an intention, commit or agree to take in writing or otherwise, any of the actions described in Sections 5.3(a) through 5.3(u).

SECTION 5.4 Armada Operational Matters. Armada shall timely file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC (and all other Governmental Entities) during the Post-Signing Period, and Armada shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Acquisition, and to the extent permitted by Law or applicable confidentiality agreement) consult with Mesa for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and deliver to Mesa copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Mesa, directly or indirectly, the right to control or direct the operations of Armada prior to the Closing Date. Prior to the Closing Date, Armada and Mesa shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own and its Subsidiaries’ respective businesses and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement and Registration Statement. Promptly following the date of this Agreement, Mesa and Armada shall prepare and Mesa shall file with the SEC the Proxy Statement, and Armada shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included). Mesa and Armada shall use their commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition. Each Party shall promptly notify the other Parties of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to the other Parties copies of all correspondence between such Party or any of its representatives and the SEC with respect to the Registration Statement and the Proxy Statement. Each Party shall (i) give the other Parties and their counsel the opportunity to review and comment on the Registration Statement or the Proxy Statement, as the case may be, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by such other Parties and (iii) not file such document with the SEC prior to receiving the approval of such other Parties, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. Each Party shall use commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of Armada Common Stock issuable in connection with the Acquisition for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. Mesa will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than five (5) Business Days) after (but in no event before) the Registration Statement has become effective. Each Party shall furnish all information concerning itself and its Affiliates as any other Party may reasonably request in connection with the preparation, Acquisition and distribution of the Registration Statement and the Proxy Statement. If at any time prior to the Acquisition, any information relating to Mesa, Armada or any of their respective Affiliates should be discovered by Mesa or Armada that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that the Registration Statement and Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the appropriate Party, and to the extent required by Applicable Law, disseminated to the stockholders of Mesa. Each of Mesa and Armada shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively. Mesa and Armada shall make all necessary filings with respect to the Acquisition and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder.

SECTION 6.2 Access to Information. Upon reasonable notice, Mesa and Armada each shall (and each shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other Party reasonable access during normal business hours, during the Post-Signing Period, to such of its properties, books, contracts, records, officers and employees as the other Party may reasonably request and, during such period, Mesa and Armada each shall (and shall cause its Subsidiaries to) furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during the Post-Signing Period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which Mesa or Armada, as the case may be, is not permitted to disclose under Applicable Law), and (b) all other information concerning Mesa or Armada, as the case may be, and its business (including any financial and operating data), properties and personnel as the other Party may reasonably request; provided, that Mesa or Armada, as the case may be, may restrict the foregoing access to the extent that (i) any Applicable Law requires Mesa or Armada, as the case may be, or its Subsidiaries to restrict access to any properties or information or (ii) Mesa or Armada, as the case may be, reasonably determines that such access or disclosure would jeopardize attorney-client privilege (provided, that Mesa or Armada, as the case may be, shall use its reasonable best efforts to enable reasonable access without violating such Applicable Law). The Parties will make appropriate substitute arrangements, where the restrictions imposed by the immediately preceding sentences apply, to allow appropriate access to the relevant information. Any investigation or request for information pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Mesa or Armada, as the case may be, and its Subsidiaries. The receiving Party will (and will cause its Subsidiaries to), until the Closing Date, hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, except that this Section 6.2 shall not prevent the receiving Party from disclosing such confidential information to of its any officers, employees, accountants, counsel, financial advisors or other representatives in connection with this Agreement, the Acquisition and the other transactions contemplated hereby. No investigation by Mesa or Armada, as the case may be, nor any information or knowledge obtained therefrom, shall affect or modify the representations and warranties of the other Party hereunder Mesa’s or Armada’s, as the case may be, remedies for any breach of such representations and warranties.

SECTION 6.3 Notification of Certain Matters. Mesa shall give prompt notice to Armada, and Armada shall give prompt notice to Mesa, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the consummation of the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the consummation of the transactions contemplated hereby and (b) any Actions commenced or, to the Knowledge of such Party, threatened against, such Party or any of its Subsidiaries that (i) relates to the Acquisition or (ii) if pending on the date of this Agreement would have been required to be disclosed by such Party pursuant to such Party’s representations and warranties. In addition, Mesa shall give prompt notice to Armada, and Armada shall give prompt notice to Mesa, to the extent that either acquires actual knowledge of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would be reasonably likely to cause (1) any representation or warranty contained in this Agreement to be untrue or inaccurate or (2) any condition set forth in Article VII not to be satisfied and (y) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, that the delivery of any information or notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such information or notice.

SECTION 6.4 All Reasonable Efforts. Mesa and Armada shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party or Governmental Entity to consummate the Acquisition or any of the other transactions contemplated by this Agreement (provided that, notwithstanding the foregoing, in connection with obtaining such consents, the Parties agree that in no event shall any Party or its Subsidiaries be required or, without the other Party’s prior written consent, be permitted) to (A) pay, or agree or commit to pay, to any Person whose consent is being solicited any cash or other consideration (other than de minimis amounts), (B) incur, or agree or commit to incur, any liability (other than de minimis liabilities) due to such Person, (C) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity or (D) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Subsidiaries or any of their respective Affiliates’ businesses, assets or properties), (ii) the defending of any stockholder lawsuits challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity in any such stockholder lawsuit vacated or reversed, and (iii) the execution and delivery of any additional ancillary instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby. Subject to Applicable Laws relating to the exchange of information, Armada and Mesa shall have the right to review in advance, and, to the extent practicable, each will consult with the other on all of the information relating to Armada or Mesa, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of Mesa and Armada shall act reasonably and as promptly as practicable.

SECTION 6.5 No Solicitation of Transactions.

(a) Subject to Sections 6.5(b), 6.5(c), 6.5(e) and 6.5(f) during the Post-Signing Period, neither Armada, Mesa nor any of their respective Subsidiaries shall, nor shall Armada, Mesa or any of their respective Subsidiaries authorize or permit any of their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Armada Representatives” or “Mesa Representatives,” as the context so requires) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”); (ii) enter into or participate in any discussions or negotiations, furnish any information relating to Armada, Mesa or any of their respective Subsidiaries or afford access to the business, properties, assets, books or records of Armada, Mesa or any of their respective Subsidiaries, or otherwise cooperate in any way with, or assist or participate in connection with any Acquisition Proposal; or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement as permitted by this Section 6.5) requiring Armada or Mesa to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Sections 6.5(b) and Section 6.5(c), Armada or Mesa shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by Armada, Mesa, their respective Subsidiaries or any Armada Representatives or Mesa Representatives with respect to any Alternative Transaction and shall use its (and will cause Armada Representatives or Mesa Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy, in accordance with the terms of any confidentiality agreement with respect thereto, any confidential information previously furnished by Armada, Mesa, their respective Subsidiaries, Armada Representatives or Mesa Representatives thereunder. Neither Armada nor Mesa will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction thereover.

(b) If at any time following the date of this Agreement and prior to the attainment of the Mesa Stockholder Consent (but in no event after the attainment of the Mesa Stockholder Consent) (i) Mesa receives a bona fide written Acquisition Proposal from a Third Party without breaching its obligations under this Section 6.5, (ii) Mesa’s Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which shall be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal from such Third Party, and (iii) Mesa’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, then Mesa may (A) furnish information with respect to Mesa and its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that Mesa (x) will not, and will not allow Mesa Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Armada any non-public information concerning Mesa or its Subsidiaries provided to such Third Party which was not previously provided to Armada. Mesa shall notify Armada promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, Mesa or any Mesa Representatives, indicating the identity of such Third Party and providing to Armada a summary of the material terms of such Acquisition Proposal. Mesa shall keep Armada informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and shall deliver to Armada a summary of any material changes to any such Acquisition Proposals.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the attainment of the Mesa Stockholder Consent (and in no event after the attainment of the Mesa Stockholder Consent), Mesa’s Board of Directors receives a Superior Proposal without breaching its obligations under this Section 6.5 and Mesa’s Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, Mesa’s Board of Directors may terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive agreement with respect to such Superior Proposal; provided, that Mesa’s Board of Directors may not terminate this Agreement pursuant to Section 8.1(i) unless (A) it gives Armada three (3) Business Days’ prior written notice (the “Mesa Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to obtaining the Mesa Stockholder Consent, in which case Mesa shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the Person making such Superior Proposal), (B) during the Mesa Notice Period, Mesa, if requested by Armada, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) Armada does not make, within three (3) Business Days of its receipt of such written notification, an offer that Mesa’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Mesa shall be required to deliver a new written notice to Armada and to comply with the requirements of this Section 6.5(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent Mesa’s Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure made pursuant to this Section 6.5(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in Mesa Recommendation unless Mesa’s Board of Directors expressly states in such disclosure that the Mesa Recommendation has not changed.

(e) If at any time following the date of this Agreement and prior to the attainment of the Mesa Stockholder Consent (but in no event after the attainment of the Mesa Stockholder Consent) (i) Armada receives a bona fide written Acquisition Proposal from a Third Party without breaching its obligations under this Section 6.5, (ii) Armada’s Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which shall be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal from such Third Party and (iii) Armada’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, then Armada may (A) furnish information with respect to Armada and its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that Armada (x) will not, and will not allow Armada Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Mesa any non-public information concerning Armada or its Subsidiaries provided to such Third Party which was not previously provided to Mesa. Armada shall notify Mesa promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, Armada or any Armada Representatives, indicating the identity of such Third Party and providing to Mesa a summary of the material terms of such Acquisition Proposal. Armada shall keep Mesa informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and shall deliver to Mesa a summary of any material changes to any such Acquisition Proposals.

(f) Notwithstanding anything in this Agreement to the contrary, if prior to the attainment of the Mesa Stockholder Consent (and in no event after the attainment of the Mesa Stockholder Consent), Armada’s Board of Directors receives a Superior Proposal without breaching its obligations under this Section 6.5 and Armada’s Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, Armada’s Board of Directors may terminate this Agreement pursuant to Section 8.1(l) to enter into a definitive agreement with respect to such Superior Proposal; provided, that Armada’s Board of Directors may not terminate this Agreement pursuant to Section 8.1(l) unless (A) it gives Mesa three (3) Business Days’ prior written notice (the “Armada Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to Mesa obtaining the Mesa Stockholder Consent, in which case Armada shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the Person making such Superior Proposal), (B) during the Armada Notice Period, Armada, if requested by Mesa, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) Mesa does not make, within three (3) Business Days of its receipt of such written notification, an offer that Armada’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Armada shall be required to deliver a new written notice to Mesa and to comply with the requirements of this Section 6.5(f) with respect to such new written notice (to the extent so required).

(g) Nothing contained herein shall prevent Armada’s Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure made pursuant to this Section 6.5(g) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in the Armada Recommendation unless Armada’s Board of Directors expressly states in such disclosure that the Armada Recommendation has not changed.

(h) As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Mesa than those contained in the Confidentiality Agreement.

(i) During the Post-Signing Period, Mesa shall not take any actions to make any state takeover statute or similar statute inapplicable to any Alternative Transaction.

(j) The Parties agree that any violation of the restrictions on Mesa set forth in this Section 6.5 by any Subsidiary of Mesa or any Mesa Representative shall be a breach of this Section 6.5 by Mesa.

SECTION 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Closing Date Armada shall (i) indemnify and hold harmless, and provide advancement of expenses to, the present and former directors and officers of Mesa and its Subsidiaries (the “Indemnified Persons”), in each case to the same extent the Indemnified Persons are indemnified or have the right to advancement of expenses as of the date hereof by Mesa pursuant to Mesa’s certificate of incorporation, bylaws and any indemnification agreements in existence on the date hereof with any such Indemnified Persons (but in any event to the fullest extent permitted by Applicable Law) for acts or omissions occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) purchase as of the Closing Date a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Mesa which tail policy shall be effective for a period from the Closing Date through and including the date two (2) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(b) Any Indemnified Person wishing to claim indemnification under Section 6.6(a), upon learning of any such Action, shall promptly notify Armada and the Mesa Sub thereof, but the failure to so notify shall not relieve Mesa Sub of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such Action (whether arising before or after the Closing Date), (i) Armada or Mesa Sub shall have the right to assume the defense thereof and neither Armada nor Mesa Sub shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Armada or Mesa Sub elects not to assume such defense or counsel for the Indemnified Person advise that there are issues which raise conflicts of interest between Armada or Mesa Sub and such Indemnified Person, such Indemnified Person may retain counsel satisfactory to such Indemnified Person, and Armada shall, and shall cause Mesa Sub to, pay all reasonable fees and expenses of such counsel for such Indemnified Person promptly as statements therefor are received; provided, that Mesa Sub shall be obligated pursuant to this Section 6.6(b) to pay for only one (1) firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one (1) counsel for all such Indemnified Persons would, in the opinion of such counsel, present such counsel with a conflict of interest; provided, further, that the fewest number of counsel necessary to avoid such conflicts of interest shall be used, (ii) such Indemnified Person will cooperate with Armada in the defense of any such Action and (iii) neither Armada nor Mesa Sub shall be liable for any settlement effected without Armada’s prior written consent; and provided, further, that neither Armada nor Mesa Sub shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law.

(c) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Persons, the provisions of this Section 6.6 shall continue in effect until the final disposition of such Action.

(d) The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, Contract or otherwise.

(e) If Armada, Mesa Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Armada or Mesa Sub, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

SECTION 6.7 Public Announcements. Unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Mesa and Armada shall consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any press conference, conference call with investors or analysts, or communication that would require a filing under Rule 14a-12 of the Exchange Act), with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 6.1, prior to the Closing Date no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party.

SECTION 6.8 Takeover Statutes. If any takeover statute or similar statute or regulation of any state is or becomes applicable to this Agreement, the Acquisition, the Voting Agreements or any other transactions contemplated by this Agreement or the Voting Agreements, Mesa and Mesa’s Board of Directors shall grant such approvals and take such actions as are necessary to ensure that the Acquisition and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreements, the Acquisition and the other transactions contemplated by this Agreement and the Voting Agreements.

SECTION 6.9 Stockholder Litigation. Mesa or Armada, as the case may be, shall promptly advise the other Party orally and in writing of any stockholder litigation against Mesa or Armada, as the case may be, and/or its directors relating to this Agreement, the Acquisition and/or the transactions contemplated by this Agreement and shall keep the other Party fully informed regarding any such stockholder litigation. Mesa or Armada, as the case may be, shall give the other Party the opportunity to consult with Mesa or Armada, as the case may be, regarding the defense or settlement of any such stockholder litigation, shall give due consideration the other Party’s advice with respect to such stockholder litigation and shall not settle any such litigation without the other Party’s consent (not be unreasonably withheld, delayed or conditioned).

SECTION 6.10 Tax-Free Reorganization. Each of Armada and Mesa (i) shall cause the Reorganization to qualify as a “Tax-Free Reorganization” and (ii) hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Neither Armada nor Mesa has taken or will take, either before or after consummation of the Reorganization, any action which, to the knowledge of such party, would cause, nor will either party fail to perform, or otherwise breach, this Agreement in any way which would cause the Reorganization to fail, or result in the Reorganization failing, to constitute a Tax-Free Reorganization. Each of Armada and Mesa shall (i) report the Reorganization on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Reorganization as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise.

SECTION 6.11 Section 16 Matters. Prior to the Closing Date, each of Armada and Mesa shall take all such steps as may be required to cause any dispositions of Mesa Common Stock (including derivative securities with respect to Mesa Common Stock) or acquisitions of Armada Common Stock (including derivative securities with respect to Armada Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Act with respect to Mesa, or will become subject to such reporting requirements with respect to Armada, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.12 Board of Directors. Immediately after the Closing Date, the Board of Directors of Armada shall consist of seven (7) members, including Randy M. Griffin (Chairman), James Cerna, David Moss, Ray Unruh, Kenneth Hern and two directors selected by the foregoing directors who qualify as “independent” under applicable SEC standards and the listing standards of NYSE MKT.

SECTION 6.13 Management. Immediately after the Closing Date, the following persons shall hold the following offices in Armada: Randy M. Griffin, Chief Executive Officer: James Cerna, President; Ray Unruh, Chief Operating Officer; Rachel Dillard, Chief Financial Officer.

SECTION 6.14 Employment Agreements. Armada shall assume all employment agreements disclosed in Schedule 6.14 of the Mesa Disclosure Letter (each a “Mesa Employment Agreement”) until the termination of the Mesa Employment Agreement by its terms, or upon entry into a new employment agreement between Armada and the employee that is party to such Mesa Employment Agreement.

SECTION 6.15 [RESERVED].

SECTION 6.16 Employee Matters. Other than as disclosed in Schedule 6.16 of each of the Mesa Disclosure Letter and Armada Disclosure Letter, there are no payments that would be required to be made to any of Mesa’s or Armada’s employees, whether such employee(s) serve in an executive or a non-executive position, as a result of a change in control of either Mesa or Armada.

SECTION 6.17 Disposition of Specified Properties. Mesa acknowledges that during the Post-Signing Period Armada may sell the Specified Properties to Third Parties for such Specified Properties’ fair market value and otherwise on terms and conditions reasonably acceptable to Armada, including a requirement that any Third Party acquiring a Specified Property indemnify Mesa for any and all liabilities relating to the relevant Specified Property or Properties under any Environmental Laws or on account of the presence or alleged presence at, or the migration or alleged migration from, the relevant Specified Property or Properties of any Hazardous Substance. Schedule 6.17 of the Armada Disclosure Letter shall set forth all “Specified Properties” that may be sold pursuant to this paragraph.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of the Parties effect the Acquisition are subject to the waiver by both Armada and Mesa or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) No Injunctions or Restraints, Illegality. No court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (and that has not been vacated, withdrawn or overturned) that restrains, enjoins or otherwise prohibits consummation of the Acquisition or any of the other transactions contemplated in this Agreement or makes the Acquisition illegal.

(b) Mesa Stockholder Approval. This Agreement shall have been approved pursuant to the Mesa Stockholder Consent no later than February 18, 2013, or at such later date as required by the DGCL or other applicable law.

(c) Necessary Consents. The Necessary Consents shall have been made or obtained and shall be in full force and effect.

(d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC.

(e) Directors. All directors of Armada and Mesa, other than the persons specifically named in Section 6.12, shall have duly resigned as directors.

(f) Assignment and Assumption Agreement. Immediately prior to the Closing, Mesa and Mesa Sub shall have entered into the Assignment and Assumption Agreement, substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”), assigning the Assumed Liabilities and substantially all assets of Mesa not already owned by Mesa Sub to Mesa Sub.

SECTION 7.2 Additional Conditions to Obligations of Armada. The obligations of Armada and to effect the Acquisition are subject to the waiver by Armada or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Mesa contained in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.3(b)(i), Section 3.4(l), Section 3.6, Section 3.7, Section 3.8 and Section 3.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date); and (ii) all other representations and warranties of Mesa contained in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. Armada shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Mesa to such effect.

(b) Performance of Obligations of Mesa and Mesa Sub. Mesa and Mesa Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by it pursuant to this Agreement prior to the Closing Date. Armada shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Mesa to such effect.

(c) No Proceedings. No Action shall have been threatened, commenced or instituted (and which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Acquisition or any other transaction contemplated by this Agreement or make the Acquisition illegal.

(d) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Mesa.

(e) Dissolution. The Dissolution shall have been approved by the stockholders of Mesa pursuant to the Mesa Stockholder Consent and Mesa hereby undertakes to file the Mesa Certificate of Dissolution with the Secretary of State of Delaware within two (2) Business Days after the Closing Date.

(f) Secretary’s Certificate. Armada shall have received a certificate of the Secretary or an Assistant Secretary of Mesa certifying true, complete and correct copies of Mesa’s certificate of incorporation or by-laws or equivalent charter documents, all resolutions of Mesa’s Board of Directors and stockholders relating to the transactions contemplated by this Agreement, the incumbency of all officers of the of Mesa executing this Agreement and all other agreement and documents contemplated hereby and such other customary matters as Armada may reasonably request.

(g) Legal Opinion. Armada shall have received from Gottbetter & Partners, LLP, counsel to Mesa, addressed to Armada and dated as of the Closing Date, an opinion on the matters reasonably requested by Armada.

SECTION 7.3 Additional Conditions to Obligations of Mesa and Mesa Sub. The obligations of Mesa and Mesa Sub to effect the Acquisition are subject to the waiver by Mesa or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Armada contained in Section 4.2(a), Section 4.2(b), Section 4.3(a), Section 4.3(b)(i), Section 4.4(l), Section 4.6, Section 4.7, Section, Section 4.8 and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Armada contained in this Agreement shall be true and correct (without giving effect to any “material,” “materially,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. Mesa shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Armada to such effect.

(b) Performance of Obligations of Armada. Armada shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by them pursuant to this Agreement prior to the Closing Date. Mesa shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Armada to such effect.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Armada.

(d) Assumption of Liabilities. Armada shall have assumed and agreed to pay, defend, discharge and perform as and when due and performable all of the Assumed Liabilities.

(e) Secretary’s Certificate. Mesa shall have received a certificate of the Secretary or an Assistant Secretary of Armada certifying true, complete and correct copies of Armada’s certificate of incorporation or by-laws or equivalent charter documents, all resolutions of Armada’s Board of Directors and stockholders relating to the transactions contemplated by this Agreement, the incumbency of all officers of the of Armada executing this Agreement and all other agreement and documents contemplated hereby and such other customary matters as Armada may reasonably request.

(f) Legal Opinion. Mesa shall have received from Sierchio & Company, LLP, counsel to Armada, addressed to Mesa and dated as of the Closing Date, an opinion on the matters reasonably requested by Mesa.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after the approval by the stockholders of Mesa referred to in Section 7.1(b):

(a) by mutual written consent of Armada and Mesa;

(b) by either Armada or Mesa if the Closing Date shall not have occurred on or before February 28, 2013, unless extended by the mutual written consent of the Parties; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Acquisition to be consummated on or before such date;

(c) by Armada, if Mesa takes any action described in Section 6.5(a)(iv), or if Mesa’s Board of Directors authorizes, endorses, approves or recommends to Mesa’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

(d) by either Armada or Mesa, if the Mesa Stockholder Consent shall not have been obtained before February 18, 2013;

(e) by either Armada or Mesa, if any court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) or taken any other action restraining, enjoining or otherwise prohibiting the Reorganization or making it illegal; provided, that the Party seeking to terminate pursuant to this Section 8.1(e) shall have complied with its obligations, if any, under Section 6.4;

(f) by Mesa, if any representation or warranty of Armada contained in this Agreement shall fail to be true and correct or there shall have been a breach by Armada of any covenant or agreement of Armada contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Closing Date by Armada or, if curable, is not cured within thirty (30) days after written notice thereof is given to Armada by Mesa; provided, that Mesa may not terminate this Agreement pursuant to this Section 8.1(f) if Mesa is in material breach of this Agreement;

(g) by Armada, if any representation or warranty of Mesa contained in this Agreement shall fail to be true and correct or there shall have been a breach by Mesa of any covenant or agreement of Mesa contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Closing Date by Mesa or, if curable, is not cured within thirty (30) days after written notice thereof is given to Mesa by Armada; provided, that Armada may not terminate this Agreement pursuant to this Section 8.1(g) if Armada is in material breach of this Agreement;

(h) By Armada, if Mesa shall have breached Section 6.5; or

(i) By Mesa if, prior to obtaining the Mesa Stockholder Consent, Mesa’s Board of Directors authorizes Mesa, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that concurrently with such termination, Mesa pays the Mesa Termination Fee, as defined below, payable pursuant to Section 8.3(a); and provided, further, that Mesa complies with Section 6.5;

(j) by Mesa, if Armada takes any action described in Section 6.5(a)(iv), or if Armada’s Board of Directors authorizes, endorses, approves or recommends to Armada’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

(k) By Mesa, if Armada shall have breached Section 6.5; or

(l) By Armada if, prior to Mesa obtaining the Mesa Stockholder Consent, Armada’s Board of Directors authorizes Armada, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that concurrently with such termination, Armada pays the Armada Termination Fee, as defined below, payable pursuant to Section 8.3(e); and provided, further, that Mesa complies with Section 6.5.

SECTION 8.2 Effect of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall provide written notice to the other Parties specifying in reasonable detail the provision pursuant to which such termination is made and the basis for such termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, and the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party; provided, that the confidentiality obligations of Section 6.2, and all of the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve or release any Party of any liability for any willful breach of this Agreement.

SECTION 8.3 Termination Fees.

(a) If this Agreement is terminated pursuant to Section 8.1(i), then Mesa shall pay to Armada, concurrently with and as a condition to such termination, by wire transfer of immediately available funds to an account designated in writing by Armada, a fee in the amount of $250,000 (the “Mesa Termination Fee”).

(b) If this Agreement is terminated pursuant to Section 8.1(c), then Mesa shall pay to Armada, within two (2) Business Days following such termination, by wire transfer of immediately available funds the Mesa Termination Fee to an account designated in writing by Armada; provided, that if either Armada or Mesa terminates this Agreement pursuant to Section 8.1(d) and circumstances would have permitted Armada to terminate this Agreement pursuant to Section 8.1(c), this Agreement will be deemed terminated pursuant to Section 8.1(c) for purposes of this Section 8.3(b).

(c) If this Agreement is terminated pursuant to:

(i) Section 8.1(b) and (A) the Mesa Stockholder Consent has not been obtained and (B) a proposal with respect to an Alternative Transaction for Mesa shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement;

(ii) Section 8.1(d), if a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of the Mesa Stockholder Consent; or

(iii) Section 8.1(h);

then, if within twelve (12) months after such termination Mesa either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Mesa shall pay to Armada the Mesa Termination Fee within two (2) Business Days of the earlier of entering into such definitive agreement or the consummation of such Alternative Transaction; provided, that for purposes of this Section 8.3(c), each reference to ten percent (10%) in the definition of “Alternative Transaction” shall be deemed to be fifty percent (50%).

(d) Notwithstanding anything in Section 8.3(a) through (c) to the contrary, if this Agreement is terminated pursuant to Section 8.1(g), Mesa shall pay to Armada, within two (2) Business Days following such termination, the Mesa Termination Fee payable pursuant to this Section 8.3, by wire transfer of immediately available funds to an account designated in writing by Armada.

(e) If this Agreement is terminated pursuant to Section 8.1(l), then Armada shall pay to Mesa, concurrently with and as a condition to such termination, by wire transfer of immediately available funds to an account designated in writing by Mesa, a fee in the amount of $250,000 (the “Armada Termination Fee”).

(f) If this Agreement is terminated pursuant to Section 8.1(j), then Armada shall pay to Mesa, within two (2) Business Days following such termination, by wire transfer of immediately available funds the Armada Termination Fee to an account designated in writing by Mesa; provided, that if either Mesa or Armada terminates this Agreement pursuant to Section 8.1(d) and circumstances would have permitted Mesa to terminate this Agreement pursuant to Section 8.1(j), this Agreement will be deemed terminated pursuant to Section 8.1(j) for purposes of this Section 8.3(f).

(g) If this Agreement is terminated pursuant to:

(i) Section 8.1(b) and (A) the Mesa Stockholder Consent has not been obtained and (B) a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement;

(ii) Section 8.1(d), if a proposal with respect to an Alternative Transaction for Armada shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of the Mesa Stockholder Consent; or

(iii) Section 8.1(k);

then, if within twelve (12) months after such termination Armada either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Armada shall pay to Mesa the Armada Termination Fee within two (2) Business Days of the earlier of entering into such definitive agreement or the consummation of such Alternative Transaction; provided, that for purposes of this Section 8.3(g), each reference to ten percent (10%) in the definition of “Alternative Transaction” shall be deemed to be fifty percent (50%).

(h) Notwithstanding anything in Section 8.3(e) through (g) to the contrary, if this Agreement is terminated pursuant to Section 8.1(f), Mesa shall pay to Armada, within two (2) Business Days following such termination, the Mesa Termination Fee payable pursuant to this Section 8.3, by wire transfer of immediately available funds to an account designated in writing by Armada.

(i) Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(j) Each Party agrees that the provisions contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not have entered into this Agreement. If Mesa fails to pay Armada the Mesa Termination Fee under Section 8.3(a), Section 8.3(b), or Section 8.3(c) or the termination fee pursuant to Section 8.3(d) in accordance with the terms hereof, Mesa shall pay the costs and expenses (including reasonable legal fees and expenses) of Armada in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment. If Armada fails to pay Mesa the Armada Termination Fee under Section 8.3(e), Section 8.3(f), or Section 8.3(g) or the termination fee pursuant to Section 8.3(h) in accordance with the terms hereof, Armada shall pay the costs and expenses (including reasonable legal fees and expenses) of Mesa in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(h) Any amounts not paid when due pursuant to this Section 8.3 shall bear interest from the date such payment is due until the date paid at a rate equal to five percent (5%) per annum.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date or the termination of this Agreement, as the case may be, except (a) in the event the Closing Date occurs, for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing Date (including the terms of this Article IX) and (b) as otherwise provided in Section 8.2.

SECTION 9.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed effective and duly given (a) immediately when sent by facsimile or by email in .pdf format or (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other written instructions as may be designated in writing by the Party to receive such notice:

(a) if to Armada, to:

Armada Oil, Inc.

10777 Westheimer Road

Suite 1100

Houston, Texas 77042

Attention: James J. Cerna, Jr.

with a copy (which shall not constitute notice) to:

Sierchio & Company, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Attention: Joseph Sierchio, Esq.

(b) if to Mesa or Mesa Sub, to

Mesa Energy Holdings, Inc.

5220 Spring Valley Road

Suite 615

Dallas, Texas 75254

Attention: Randy M. Griffin

with a copy (which shall not constitute notice) to:

Gottbetter & Partners, LLP

488 Madison Avenue

12th Floor

New York, New York 10022

Attention: Adam Gottbetter, Esq.

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

SECTION 9.3 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement, and therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the schedules hereto, the Confidentiality Agreement, Mesa Disclosure Letter and the Armada Disclosure Letter constitute the entire understanding of the Parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) Except for (i) the rights of holders of Mesa Common Stock, Mesa Stock Options, and Mesa Restricted Stock Grants to receive the Derivative Consideration or Armada Common Stock pursuant to Section 2.2 and (ii) Section 6.6, this Agreement shall bind and inure solely to the benefit of each Party and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any right, benefit, obligation, liability or remedy of any nature whatsoever under or by reason of this Agreement other than the Parties and their respective successors and permitted assigns.

SECTION 9.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, applicable to contracts executed in and to be performed entirely within the State of New York, except that, to the extent applicable, the provisions of the DGCL shall govern the Dissolution.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a Governmental Entity to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

SECTION 9.8 Amendment. This Agreement may be amended by the Parties at any time before or after approval of this Agreement by the stockholders of Mesa; provided, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 9.9 Extension; Waiver. At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or covenants of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that that Armada may transfer or assign its rights, interests and obligations under this Agreement, in whole or in part, to any Person after the Closing Date; provided, that any such transfer or assignment shall not relieve Armada of its obligations hereunder. This Agreement will bind, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 9.11 Submission to Jurisdiction; Waivers. Each Party hereby irrevocably (a) agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or permitted assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York and (b) consents to the jurisdiction of and venue in such courts and in the courts hearing appeals therefrom. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that such Party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by Applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party hereby (x) agrees that process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court and (y) mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party should breach any of its covenants or agreements hereunder and that it would be extremely impracticable to measure the resulting damages and that an award of money damages would be inadequate in such event; accordingly, each Party, in addition to any other available rights or remedies such Party may have under the terms of this Agreement, shall be entitled to specific performance and/or to obtain an injunction or injunctions, without proof of actual damages, to prevent breaches of another Party’s covenants or agreements hereunder, and each Party expressly waives the defense that a remedy in damages will be adequate. Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of a covenants or agreements hereunder.

SECTION 9.13 Effect of Investigation. Notwithstanding anything in this Agreement to the contrary, no investigation (nor any information or knowledge obtained therefrom) by Armada, nor any notice or information provided to Armada from Mesa or any other Person, shall affect or modify the representations, warranties, covenants and agreements made by Mesa pursuant to this Agreement or the remedies of Armada for breaches of those representations, warranties, covenants and agreements.

SECTION 9.14 Definitions.

(a) Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms shall have the respective meanings specified therefor below.

(i) “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, appeal, demand, assessment, litigation, hearing, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity, at law or in equity.

(ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person and (ii) any officer or director of such Person; provided, further, that, (i) Mesa and its Subsidiaries shall not be considered an Affiliate of Armada and (ii) Armada and its Subsidiaries shall not be considered an Affiliate of Mesa. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(iii) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa or any of their respective Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving Armada or Mesa or any of their respective Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, or (iii) the acquisition by a Third Party of ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa or any of their respective Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, or of ten percent (10%) or more of the assets or operations of Armada or Mesa and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

(iv) “Applicable Law” means, with respect to any Person, any foreign, federal, state, municipal, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, writ, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any judicial interpretation thereof, that is binding upon or applicable to such Person or such Person’s properties or assets, as the same may be amended from time to time unless expressly specified otherwise herein.

(v) “Armada Common Stock” means the common stock, par value $0.001 per share, of Armada.

(vi) “Armada Recommendation” means the recommendation by Armada’s Board of Directors to approve this Agreement and the transactions contemplated hereby.

(vii) “Armada Stock Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of Armada or any Subsidiary thereof or any predecessor thereof to purchase shares of Armada Common Stock pursuant to Armada Stock Plans or any other Contract entered into by Armada and any Subsidiary of Armada.

(viii) “Armada Stock Plans” means Armada’s 2012 Long-Term Incentive Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of Armada or any Subsidiary of Armada or any predecessor thereof.

(ix) “Business Day” means any day other than Saturday or Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(x) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury regulations promulgated thereunder.

(xi) “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement made as of September 25, 2012, by and between Mesa and Armada.

(xii) “Contract” means any note, bond, mortgage, indenture, guarantee, franchise, contract, agreement, obligation, commitment, arrangement, understanding, letter of intent, instrument, permit, lease or license, whether oral or written, and any amendments thereto.

(xiii) “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

(xiv) “Environmental Laws” means any Applicable Law, or any written agreement with any Governmental Entity, relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, or (iv) the environment.

(xv) “Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and affecting, or relating to, the business of Mesa or any of its Subsidiaries as conducted as of the date of this Agreement.

(xvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and including all rules and regulations promulgated thereunder.

(xvii) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report, if any, and (i) if a domestic entity, has not filed articles of dissolution and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(xviii) “Governmental Entity” means any United States or non-United States federal, state, municipal, provincial or local government, court, arbitrator, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

(xix) “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material (including any gasoline or petroleum or any crude oil or fraction thereof), or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

(xx) “Hydrocarbons” means, collectively, crude oil, natural gas and natural gas liquids (including coalbed gas) and other liquid and gaseous hydrocarbons produced in association therewith.

(xxi) “Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indicia of origin, the goodwill associated with the foregoing and registrations in any jurisdiction for, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, formulae, processes, designs and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, continuations, continuations-in-part, divisions, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) Trade Secrets; (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any other similar intellectual property or proprietary rights and any all derivatives and improvements of any of the foregoing.

(xxii) “Knowledge” means, (i) with respect to Armada, the actual knowledge of the Chief Executive Officer and Chief Financial Officer and (ii) with respect to Mesa, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the President; in each case, after reasonable due inquiry by such individuals; provided, that for the purposes of this definition, each such individual shall be deemed to have made reasonable due inquiry of any fact, circumstance or condition under this Agreement if such individual has (A) reviewed this Agreement and the Armada Disclosure Letter or Mesa Disclosure Letter, as applicable, and (B) reviewed such records and consulted with such subordinate Persons as such individual deems reasonably likely to contain or have information relating to such fact, circumstance or condition.

(xxiii) “Liens” means any mortgage, pledge, option, right of first refusal, claim, easement, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, license to third parties, lease to third parties, security agreement, hypothecation, assignment, deposit arrangement, lien (statutory or other), other charge or security interest or any other encumbrance and other restriction or limitation on ownership or use of real or personal property or irregularities in title thereto; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

(xxiv) “Material Adverse Effect” means, with respect to any Party any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a Material Adverse Effect with respect to such Party: (A) United States or global economic or political conditions (including any terrorist activities, war or other armed hostilities) or securities or capital markets in general; (B) the announcement of this Agreement and of the transactions contemplated hereby; (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), changes after the date hereof in Applicable Law or in GAAP or regulatory accounting principles; (D) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), conditions in or affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (E) any failure, in and of itself, of such Party to meet internal or published revenue or earnings projections (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such failure may constitute or contribute to a Material Adverse Effect); or (F) any change in the price of Armada Common Stock or Mesa Common Stock on the OTCQB (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such change may constitute or contribute to a Material Adverse Effect); provided, that with respect to clauses (A), (C) and (D), such events, circumstances, developments, states of facts, occurrences, changes or effects do not disproportionately impact such Party and its Subsidiaries relative to other companies in the industries in which such Party and its Subsidiaries operate.

(xxv) “Mesa Restricted Stock Grant” means each share of Mesa Common Stock underlying an unvested restricted stock award granted pursuant to the Mesa Stock Plan outstanding as of the date hereof and disclosed in Schedule 3.2(a) of the Mesa Disclosure Letter.

(xxvi) “Mesa Stock Options” means as of the date hereof any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of Mesa or any Subsidiary thereof or any predecessor thereof to purchase shares of Mesa Common Stock pursuant to the Mesa Stock Plans or any other Contract entered into by Mesa and any Subsidiary of Mesa and disclosed in Schedule 3.2(a) of the Mesa Disclosure Letter.

(xxvii) “Mesa Stock Plans” means Mesa’s 2009 Equity Incentive Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of Mesa or any Subsidiary of Mesa or any predecessor thereof.

(xxviii) “Mesa Sub Common Stock” means the common stock, par value $0.001 per share, of the Mesa Sub.

(xxix) “O&G Lease” means any oil and/or gas lease, sublease, right of way, easement or license under which Mesa or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains legal and beneficial ownership of and rights in any Oil and Gas Interests, including, without limitation, any Contract relating to any Oil and Gas Interest, as the context so requires, of Mesa, Armada or any of their respective Subsidiaries.

(xxx) “Oil and Gas Interests” means direct and indirect interests in and rights with respect to all Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests in the lands covered thereby and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all Hydrocarbons or revenues therefrom, all Contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; payout balances, production payments and other interests relating to oil, gas or other minerals attributable or allocable to the Wells; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including all Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxxi) “Permitted Liens” means: (i) any Liens for Taxes not yet due and payable or which may thereafter be paid without penalty; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of Mesa’s business securing amounts that are not past due; (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of Mesa’s business which, individually or in the aggregate, are not substantial in amount and which do not in any case materially detract from the value or impair the use or operation of the property subject thereto; and (iv) Liens set forth on Section 9.14(a)(xxxi) of the Mesa Disclosure Letter or Armada Disclosure Letter, as applicable. Permitted Liens shall not include any Production Burden.

(xxxii) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(xxxiii) “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(xxxiv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(xxxv) “SEC” means the United States Securities and Exchange Commission.

(xxxiii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xxxvi) “Subsidiary” when used with respect to any Party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships in which the general partnership interests held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries.

(xxxvii) “Superior Proposal” means a bona fide written proposal made by a Third Party (i) which is for a tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Armada, t Mesa or any of their respective Subsidiaries, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Armada’s or Mesa’s capital stock or (B) all or substantially all of the consolidated assets or operations of Armada or Mesa and their respective Subsidiaries and (ii) which is otherwise on terms which Armada’s Board of Directors or Mesa’s Board of Directors reasonably determines in good faith by majority vote after consultation with its outside legal counsel and financial advisors (which financial advisors shall be nationally recognized reputation) and taking into account all the terms and conditions of the proposal, including expected timing and likelihood of consummation, break-up fees, expense reimbursement provisions and conditions, (A) would result in a transaction that, if consummated, is more favorable and would provide greater financial value to Armada’s or Mesa’s stockholders from a financial point of view than the Acquisition or, if applicable, any proposal by Armada or Mesa to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement and (B) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and for which financing (if a cash transaction, whether in whole or in part) is then fully committed.

(xxxviii) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person.

(xxxix) “Taxing Authority” means any domestic or foreign Governmental Entity responsible for the imposition of any Tax.

(xl) “Tax Return” means all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund and amended returns) relating to Taxes.

(xli) “Third Party” means any Person other than Armada, Mesa, Mesa Sub or any Affiliate thereof.

(xlii) “Trade Secret” means the whole or any portion or phase of any scientific or technical information, invention, analysis, design, process, method, procedure, formula, database, algorithm, business or marketing plan, personal information, financial information, supplier information, specification, or improvement which is confidential and proprietary.

(xliii) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil & Gas Interest Mesa or any of its Subsidiaries or pooled therewith, together with all oil, gas and mineral production from such wells.

(b) Additional Defined Terms. In addition to the terms defined in this Section 9.14(a), additional defined terms used in this Agreement shall have the respective meanings assigned thereto throughout this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Armada, Mesa and Mesa Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ARMADA

Armada Oil, Inc.

By:	/s/ James J. Cerna, Jr.
Name:	James J. Cerna, Jr.
Title:	President and Chief Executive Officer

MESA

Mesa Energy Holdings, Inc.

By:	/s/ Randy M. Griffin
Name:	Randy M. Griffin
Title:	Chief Executive Officer

MESA SUB

Mesa Energy, Inc.

By:	/s/ Randy M. Griffin
Name:	Randy M. Griffin
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement and Plan of Reorganization]

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